SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
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PRGX GLOBAL, INC.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT
PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
INFORMATION ABOUT THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010
OPTION EXERCISES AND STOCK VESTED
CERTAIN TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
PRINCIPAL ACCOUNTANTS' FEES AND SERVICES
SHAREHOLDER PROPOSALS
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

PRGX GLOBAL, INC.
600 GALLERIA PARKWAY
SUITE 100
ATLANTA, GEORGIA 30339
(770) 779-3900

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD TUESDAY, MAY 24, 2011

TO THE SHAREHOLDERS OF
PRGX GLOBAL, INC.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRGX GLOBAL, INC. (the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on Tuesday, May 24, 2011, at 9:00 a.m., for the following purposes:
1.	To elect three Class III directors and one Class II director to serve until the Annual Meetings of Shareholders to be held in 2014 and 2013, respectively, or until their successors are elected and qualified;

2.	To ratify BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2011;

3.	To approve the Company’s executive compensation (the “Say-on-Pay Resolution”);

4.	To approve the frequency of the Company’s Say-on-Pay Resolution; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.
     The proxy statement is attached. Only record holders of the Company’s common stock at the close of business on April 1, 2011 will be eligible to vote at the meeting.
     If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you are not the registered holder of your shares you will need to get a proxy from the registered holder (for example, your broker or bank) in order to attend and vote at the meeting.
By Order of the Board of Directors:

Patrick G. Dills, Chairman
April 12, 2011
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is enclosed with this notice and proxy statement.

PRGX GLOBAL, INC.
600 GALLERIA PARKWAY
SUITE 100
ATLANTA, GEORGIA 30339
(770) 779-3900

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
May 24, 2011

GENERAL INFORMATION
     The Board of Directors of PRGX Global, Inc. (which we refer to in this proxy statement as “PRGX”, the “Company”, “we”, “us” or “our”) is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2011 Annual Meeting of Shareholders. The annual meeting will be held on Tuesday, May 24, 2011, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339. The proxies may also be voted at any adjournments or postponements of the meeting. Upon a vote of the shareholders present at the annual meeting, we may adjourn the meeting to a later date if there are not sufficient shares present in person or by proxy to constitute a quorum or to permit additional time to solicit votes on any proposal to be presented at the annual meeting. You may obtain directions to the location of the 2011 Annual Meeting by contacting Victor A. Allums, Senior Vice President, General Counsel and Secretary, at the address or telephone number listed above.
     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 12, 2011. You must complete and return the proxy for your shares of common stock to be voted.
     Any shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:
•	delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy;

•	executing and delivering to the Secretary a subsequent proxy relating to the same shares; or

•	attending the meeting and voting in person, unless you are a street name holder without a legal proxy, as explained below. Attending the meeting will not in and of itself constitute revocation of a proxy.
     Shareholders who hold shares in “street name” (e.g., in a bank or brokerage account) must obtain a legal proxy form from their bank or broker to vote at the meeting. You will need to bring the legal proxy with you to the meeting, or you will not be able to vote at the meeting.
     All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxy holders to vote shares in their discretion on any other matter properly presented at the annual meeting.
     The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid for such services is estimated at approximately $10,000, plus reasonable out-of-pocket expenses.
Voting Requirements
     Only holders of record of the Company’s common stock at the close of business on April 1, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. Holders on the Record Date are referred to as the “Record Holders” in this proxy statement. On the Record Date, the Company had outstanding a total of 23,986,892 shares of common stock. Each share of common stock is entitled to one vote.
     To constitute a quorum with respect to each matter to be presented at the annual meeting, there must be present, in person or by proxy, a majority of the total votes entitled to be cast by Record Holders of the common stock. Abstentions will be treated as present for purposes of determining a quorum. In addition, shares held by a broker as nominee (i.e., in “street name”) that are represented by proxies at the Annual Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from a beneficial owner of the shares (“broker non-votes”), will also be treated as present for quorum purposes. The election of directors is no longer considered a “routine” matter as to which brokers may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to the election of directors. As a result, if you hold your shares in street name and do not provide your broker with voting instructions, your shares will not be voted at the annual meeting with respect to the election of directors, the Company’s Say-on-Pay proposal or the proposal relating to the frequency of the Company’s Say-on-Pay vote. The ratification of BDO USA LLP as our independent registered public accounting firm is considered a “routine matter,” and therefore, brokers will have the discretion to vote on this matter even if they do not receive voting instructions from the beneficial owner of the shares.
     With respect to Proposal 1 regarding the election of directors, assuming a quorum, the candidates receiving a plurality of the votes cast by the Record Holders of the common stock will be elected directors. Under plurality voting, assuming a quorum is present, the candidates receiving the most votes will be elected, regardless of whether they receive a majority of the votes cast. Abstentions and “broker non-votes” will have no effect on the outcome.
     With respect to Proposal 2 regarding approval of the 2011 independent registered public accounting firm, ratification of this appointment requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. Abstentions and broker non-votes will have no effect on the outcome.
     With respect to Proposal 3 regarding approval of the Say-on-Pay Resolution, approval of this proposal requires that a quorum be present and that the number of votes cast “for” the proposal exceeds the votes cast “against” it. The Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company. Abstentions and broker non-votes will have no effect on the outcome.
     With respect to Proposal 4 regarding the frequency of the Company’s Say-on-Pay vote, assuming a quorum, the frequency option that receives the greatest number of votes cast by the Record Holders of the common stock will be deemed to be the option approved by the shareholders regardless of whether such option receives a majority of the votes cast. The vote on the frequency of the Company’s Say-on-Pay vote is advisory in nature and the ultimate outcome of the vote is non-binding on the Company. Abstentions and “broker non-votes” will have no effect on the outcome.
     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.
     We expect that shares owned by current executive officers and directors of the Company will be voted in favor of the nominees for director that have been recommended by the Board and in accordance with the Board’s recommendations on the other proposals. As of April 1, 2011, shares owned by executive officers and directors of the Company and entitled to vote at the annual meeting represented in the aggregate approximately 18.77% of the shares of common stock outstanding on that date.
     Any other proposal not addressed herein but properly presented at the meeting will be approved if a proper quorum is present and the votes cast in favor of it meet the threshold specified by the Company’s Articles, Bylaws and by Georgia law with respect to the type of matter presented. No shareholders have submitted notice of intent to present any proposals at the annual meeting as required by the Company’s Bylaws.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 24, 2011
     In accordance with rules adopted by the United States Securities and Exchange Commission (the “SEC”), we are also making this proxy statement and its annual report available to shareholders electronically via the Internet. To access this proxy statement and the Company’s Annual Report on Form 10-K on the Internet, please visit www.prgx.com/proxy.
PROPOSAL 1: ELECTION OF DIRECTORS
     The Company currently has eight directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The directors in each class serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect (i) three directors to serve as Class III directors; and (ii) one director to serve as a Class II director. The terms of David A. Cole, Philip J. Mazzilli, Jr. and Archelle Georgiou Feldshon, currently serving as Class III directors, and Patrick M. Byrne, currently serving as a Class II director, will expire at the annual meeting unless they are re-elected.
     The persons named in the proxy intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 24, 2011 to serve as Class III or Class II directors, as the case may be, will each serve a three- or two-year term, respectively, or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.
     Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.
The Board’s Nominees for Class III Directors are:

Nominee	Age	Service as Director
David A. Cole(2) (3)	68	Since February 2003
Philip J. Mazzilli, Jr.(1)	70	Since March 2006
Archelle Georgiou Feldshon(3)	48	Since September 2010

(1)	Member of the Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.
The Board’s Nominee for Class II Director is:

Nominee	Age	Service as Director
Patrick M. Byrne	58	Since February 2011
     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named above for election as director.
Directors Continuing in Office

			Term
Continuing Director	Age	Class	Expires	Service as Director
Romil Bahl	42	Class I	2012	Since January 2009
Steven P. Rosenberg(1)(2)	52	Class I	2012	Since March 2006
Patrick G. Dills(1) (2)	57	Class II	2013	Since March 2006
N. Colin Lind(2)(3)	55	Class II	2013	Since March 2006*

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

*	Mr. Lind previously served as a director of the Company from May 2002 to October 2005.

Information about Nominees for Election as Class III Directors
     David A. Cole is the retired Chairman of the Board and Chief Executive Officer of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and healthcare industries. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole currently serves as a director of AMB Property Corporation (NYSE: AMB), a global owner and operator of industrial real estate, and as a director of Americorp Holdings, Inc., a privately held operator of healthcare clinics. Mr. Cole also currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University.
     Having served as Chairman and CEO of KSA, Mr. Cole brings deep experience in global professional services to the Board of Directors. Through his service on the board of directors of several publicly-traded companies, Mr. Cole has significant experience and expertise in the areas of corporate management, leadership, executive compensation and corporate governance.
     Philip J. Mazzilli, Jr. is a financial and general business consultant. From 2000 to 2003 he was Executive Vice President and Chief Financial Officer of Equifax Corporation, an international provider of consumer credit information and information database management. From 1999 to 2000 he was Executive Vice President and Chief Financial Officer of Nova Corporation, a payment services company.
     Mr. Mazzilli brings highly valuable financial expertise, leadership skills, and strategic planning abilities to the Board of Directors, developed from his many years as a finance manager and executive, including his prior service as Chief Financial Officer at Equifax and Nova Corporation. He is highly experienced and knowledgeable in financial analysis, financial statements, and risk management, and he qualifies to serve as an Audit Committee financial expert.
     Dr. Archelle Georgiou is the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded in December of 2007. Prior to December 2007, Dr. Georgiou worked for UnitedHealth Group Corporation for over 12 years in numerous executive level positions, including National Medical Director, Chief Medical Officer, CEO — Care Management, and culminating with her position as Executive Vice President — Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as the Health Care Expert and Media Correspondent for a twice weekly television segment for Fox 9 News in Minneapolis-St. Paul, Minnesota. As a Senior Fellow with the University of Minnesota Center for Spirituality & Healing, Dr. Georgiou focuses on expanding the adoption of integrated medicine. Dr. Georgiou is also a Senior Fellow with the Center for Health Transformation, a think tank focusing on innovative changes in the health care industry. Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.
     Dr. Georgiou brings to the Board over two decades of experience in the healthcare industry and highly valuable expertise in the areas of healthcare management and policy, the use of healthcare databases in the development of healthcare informatics, predictive modeling and software development. Dr. Georgiou’s perspective on emerging healthcare industry trends and policies and her extensive healthcare operational experience provide the Board with valuable insight regarding an important part of the Company’s business.

Information about Nominee for Election as Class II Director
     Patrick M. Byrne is an Operating Partner at TowerBrook Capital Partners, L.P. an international investment management firm. From 2003 to 2010, he was a Senior Managing Director at Accenture, a leading publicly traded management consulting and technology services firm, where he held a number of senior leadership roles. Prior to joining Accenture, Mr. Byrne held various executive leadership roles with A.T. Kearney, Inc., a leading global operations and strategy management consulting firm, from 1989 to 2003. Mr. Byrne’s roles at A.T. Kearney included Chief Operating Officer and service in the Office of the CEO. From 1981 to 1989, Mr. Byrne was a Senior Partner at Ernst & Young responsible for Transportation and Supply Chain / Logistics Management Consulting Services. Mr. Byrne also serves on the Board of Livingston International, a leading North American provider of innovative technology and electronic networks in customs brokerage, transportation and integrated logistics services located in Toronto, Ontario.
     Mr. Byrne brings to the Board extensive experience in building and growing professional, business and technology services companies. Over the course of his career he has provided invaluable business insights and advice on business strategy and operations to senior executives at leading global companies.
Information about the Class I Directors whose Terms will Expire at the 2012 Annual Meeting of Shareholders
     Romil Bahl is the Company’s President and Chief Executive Officer. Prior to joining the Company, Mr. Bahl held a number of senior leadership positions with Infosys Technologies Limited, a publicly traded global technology and consulting services company, since April 2004. Mr. Bahl was one of the founders and a Managing Director of Infosys Consulting, Inc., a wholly-owned subsidiary of Infosys Technologies, and from November 2007 until January 2009, he led Infosys’s global Systems Integration business unit. Prior to joining Infosys in 2004, Mr. Bahl led the global Consulting Services business of EDS, and between 1995 and 2002, he held a number of senior roles at the management consulting firm of A.T. Kearney, last serving as the leader of the firm’s European Strategic Technology and Transformation Practice based in London. From 1992 to 1995, Mr. Bahl served in a number of roles at Deloitte Consulting.
     Mr. Bahl has extensive experience leading and growing professional services organizations, including financial performance management. He is also experienced in leading high performing teams and has considerable expertise in business strategy development. Mr. Bahl also brings to the Board of Directors management’s perspective of the Company and its operations, which is an invaluable asset to the Board in its direction of the Company’s future.
     Steven P. Rosenberg is President of SPR Ventures, Inc., a private investment company he founded in 1997, and President of SPR Packaging LLC. From 1992 to 1997 he was President of the Arrow subsidiary of ConAgra Foods, Inc., a packaged food company. Mr. Rosenberg also serves as a director of Texas Capital Bancshares, Inc., a bank holding company, and Cinemark Holdings, Inc., a motion picture exhibition company.
     Mr. Rosenberg has over thirty years of experience in general corporate management, including oversight of corporate financial affairs. He also has years of experience serving on the boards of directors of publicly traded companies. Through general corporate management experience and his service on these public company boards, Mr. Rosenberg has extensive knowledge in the areas of leadership, risk management, financial oversight, and corporate governance.

Information about the Class II Directors whose Terms will Expire at the 2013 Annual Meeting of Shareholders
     Patrick G. Dills is Chairman of the Board of PRGX Global, Inc. He also served as Interim President and Chief Executive Officer of the Company from December 1, 2008 to January 21, 2009. Mr. Dills also serves as Chairman of the Board of Paradigm Management Services, LLC, a provider of complex and catastrophic medical management services to the workers compensation industry. He also serves as a director of MSC Group, Inc., a leader in the delivery of medical products and services to the workers compensation industry. From 2006 to 2009 Mr. Dills served as Executive Chairman of MSC. Mr. Dills served from 1988 to 2005 in several executive positions at First Health Group Corp. Mr. Dills’s last positions were President of CCN (Community Care Networks) and President of Health Net Plus, both subsidiaries of First Health Group.
     Mr. Dills has extensive experience serving in senior leadership and management roles of several companies in the healthcare industry, an industry in which the Company is working to expand its presence. Through this service, his service as a member of the Compensation and Audit Committees of Paradigm Management Services, LLC, and his prior service as a director of a public company, Mr. Dills has developed critical healthcare industry knowledge, excellent leadership and risk oversight skills and a solid understanding of corporate governance matters.
     N. Colin Lind is the Managing Partner of Blum Capital Partners, L.P. (“Blum L.P.”), a public strategic block and private equity investment firm he joined in 1986, which is currently responsible for managing approximately $2.5 billion in assets. Mr. Lind previously served as a director of four public companies (including Kinetic Concepts, Inc. from November 1997 to June 2008) and eight private companies. Mr. Lind is also serving as Blum L.P.’s nominee to the Board pursuant to the Investor Rights Agreement discussed below.
     As co-founder and Managing Partner of Blum L.P., Mr. Lind is one of the chief architects of Blum L.P.’s hybrid Strategic Block/Private Equity investment strategy, and has presided over the deployment of over $9 billion in investment capital. Mr. Lind has expertise in fundamental analysis of investment opportunities, evaluation of business strategies, and evaluation of future prospects of business enterprises. In addition, through his extensive service, on both public and private boards of directors, he has valuable knowledge in the areas of business management, risk oversight and corporate governance.
     Blum L.P., pursuant to its Investor Rights Agreement with the Company, as amended (the “Investor Rights Agreement”), has the right to name one nominee for election to the Board. This right is currently satisfied by the election at the 2010 annual meeting of Mr. Lind to a three-year term as a Class II director. Also pursuant to the Investor Rights Agreement, Blum L.P. has the right to designate an observer to attend the Company’s Board meetings.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     Our Board of Directors, upon the recommendation of our Audit Committee, has appointed BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the 2011 fiscal year. A proposal will be presented at the annual meeting to ratify the appointment of BDO as our independent registered public accounting firm for the 2011 fiscal year. Shareholder ratification of the selection of BDO as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our shareholders. If the shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment of BDO. We have been advised that a representative from BDO will be present at the annual meeting, will be given an opportunity to speak if they desire to do so, and will be available to answer appropriate questions.
The Board of Directors recommends a vote FOR approval to ratify the appointment of the 2011 independent registered public accounting firm.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of the Company’s executive officers who are named in the Summary Compensation Table contained in this proxy statement whom we refer to as our named executive officers. We have disclosed the compensation of our named executive officers pursuant to rules adopted by the SEC.
     As we describe in detail in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this proxy statement, we have designed our executive compensation programs to drive our long-term success and increase shareholder value. We utilize our executive compensation programs to provide compensation that will (i) attract and retain our named executive officers, (ii) encourage our named executive officers to perform at their highest levels by directly linking a material portion of their total compensation with key Company financial and operational performance objectives, and (iii) directly align our executive compensation with shareholders’ interests through the grants of equity-based incentive awards.
     Our Compensation Committee has overseen the development and implementation of our executive compensation programs using these core compensation principles as a guide. Our Compensation Committee also continuously reviews, evaluates and updates our executive compensation programs as needed to ensure that we continue to provide competitive compensation that motivates our named executive officers to perform at their highest levels while simultaneously increasing long-term shareholder value. We highlight the following aspects of our executive pay program that we believe reflect sound governance and effective program design:
•	All executive compensation decisions made by an independent and active Compensation Committee

•	A pay philosophy that seeks to emphasize variable over fixed compensation

•	A pay mix that seeks to provide both short-term and long-term incentives

•	Short-term and long-term incentive opportunities tied to a balanced performance measurement system that includes top line growth (revenue), operating income (adjusted EBITDA) and stock price performance

•	Capped short-term incentive opportunities to mitigate concerns regarding incentives for excessive risk-taking

•	A balanced long-term incentive grant mix that includes stock options and restricted stock to achieve both performance and retention objectives

•	An equity plan that prohibits re-pricing without shareholder approval

•	Change-of-control agreements that require a “double-trigger” (change-of-control plus actual separation) for separation payments and that do not provide an excise tax gross-up

•	Minimal executive perquisites or other enhanced benefits for executives
     This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve the compensation of our named executive officers that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):
     RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including the

Compensation Discussion and Analysis, compensation tables and the related narrative disclosures herein, is hereby APPROVED.
     Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, our Compensation Committee will take into account the outcome of the shareholder vote on this proposal when considering future executive compensation decisions and arrangements.
     The Board of Directors recommends a vote FOR approval of the compensation paid to the Company’s named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure requirements of the Securities and Exchange Commission, including in Compensation Discussion and Analysis, compensation tables and the related narrative disclosures.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
     The Dodd-Frank Act requires the Company’s shareholders to have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal 3 above) on the compensation of its named executive officers as disclosed in the Company’s proxy statement. By voting on this frequency proposal, shareholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two or three years. Shareholders may also abstain from voting on the proposal. Accordingly, the following resolution is submitted for an advisory shareholder vote at the annual meeting:
     RESOLVED, that the option set forth below that receives the greatest number of votes cast by the shareholders of PRGX Global, Inc. shall be the preference of the Company’s shareholders for frequency of an advisory vote on the compensation of the Company’s named executive officers:
•	every year;

•	every two years; or

•	every three years.
     The Board has determined that an annual (every year) advisory vote on executive compensation is the best approach for the Company since it provides for the most frequent input from shareholders on the Company’s compensation philosophy, policies and practices.
     The option receiving the greatest number of votes (every one, two or three years) will be considered the frequency approved by shareholders. Although the vote is non-binding, the Board will take into account the outcome of the vote when making future decisions about the frequency for holding an advisory vote on executive compensation.
     The Board recommends a vote in favor of an annual (every year) advisory shareholder vote on the compensation of the Company’s named executive officers.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD OF DIRECTORS
Independence
     The Board of Directors has evaluated the independence of each Board member and has determined that the following directors, which constitute a majority of the Board, are independent in accordance with the Nasdaq and SEC rules governing director independence: Messrs. Byrne, Cole, Dills, Lind, Mazzilli and Rosenberg and Dr. Georgiou.
Meetings of the Board of Directors and Attendance at the Annual Meeting of Shareholders
     During 2010, there were four meetings of the Board of Directors. Each incumbent director attended more than 75 percent of the aggregate of all meetings of the Board of Directors held while he or she was a director and any committees on which that director served.
     The Board of Directors does not have a policy requiring director attendance at the annual shareholders meeting. However, directors are encouraged to attend. All of our then-serving directors attended the 2010 Annual Meeting of Shareholders.
Director Compensation
     The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2010. Information with respect to the compensation of Mr. Bahl is included below under “Executive Compensation.” As an executive officer of the Company, Mr. Bahl does not receive any compensation for his service as a director.

	Fees Earned or	Stock	Option	All Other
Name	Paid In Cash	Awards(1)(2)	Awards(3) (4)	Compensation	Total ($)
	($)	($)	($)	($)
David A. Cole	57,000	33,842	20,637	—	111,479
Patrick G. Dills	111,750	33,842	20,637	—	166,229
N. Colin Lind	46,500	33,842	20,637	—	100,979
Philip J. Mazzilli, Jr.	66,750	33,842	20,637	—	121,229
Steven P. Rosenberg	54,750	33,842	20,637	—	109,229
Archelle Georgiou Feldshon	14,500	92,126	60,566	—	167,192

(1)	The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Each director received 8,546 shares of restricted stock which vest on the earlier of (a) June 23, 2011 and (b) the date of, and immediately prior to, the 2011 Annual Meeting of Shareholders. Dr. Georgiou also received, as a one-time election grant, an additional 8,546 shares of restricted stock which vest on the earlier of (a) June 23, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders.

(2)	The number of stock awards outstanding as of December 31, 2010 for each director was as follows: Mr. Cole, 8,546, Mr. Dills, 8,546, Mr. Lind, 8,546, Mr. Mazzilli, 8,546, Mr. Rosenberg, 8,546, and Dr. Georgiou 17,092.

(3)	The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the director when received. Each director other than Dr. Georgiou received 8,546 stock options with an exercise price of $3.96 which vest on the earlier of (a) June 23, 2011 and (b) the date of, and immediately prior to, the 2011 Annual Meeting of Shareholders. Dr. Georgiou received 8,546 stock options with an exercise price of $5.39 which vest on the earlier of (a) June 23, 2011 and (b) the date of, and immediately prior to, the 2011 Annual Meeting of Shareholders. Upon her election to the Board, Dr. Georgiou also received, as a one-time election grant, an additional 8,546 stock options with an exercise price of $5.39, vesting on the earlier of (a) June 23, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders.

(4)	The aggregate number of option awards outstanding as of December 31, 2010 for each director was as follows: Mr. Cole, 105,510, Mr. Dills, 66,510, Mr. Lind, 75,510, Mr. Mazzilli, 75,510, Mr. Rosenberg, 75,510 and Dr. Georgiou 17,092.
     Each non-employee member of the Board is paid a $30,000 annual retainer for his or her service on the Board and the Chairman of the Board is paid an additional $48,000 annual retainer for his service in that capacity. Non-employee members of Board committees are paid annual committee retainers of $12,000 for the Audit Committee, $9,000 for the Compensation Committee and $6,000 for the Nominating and Corporate Governance Committee. Chairs of each of these committees are paid supplemental annual committee chair retainers equal to the amount of the applicable member retainer for the particular committee. Non-employee directors also receive a $1,500 per meeting attendance fee for attendance at Board meetings and the annual meeting of shareholders, if the annual meeting of shareholders is not held in conjunction with a Board meeting. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.
     In addition to cash compensation, the Board may grant nonqualified stock options or other equity awards to the non-employee directors from time to time. On June 23, 2010, the Company granted 8,546 shares of restricted stock and options to purchase 8,546 shares of the Company’s common stock to each of the Company’s then-serving non-employee directors (Messrs. Cole, Dills, Lind, Mazzilli and Rosenberg). Upon her appointment to the Board on September 8, 2010, the Company similarly granted Dr. Georgiou 8,546 shares of restricted stock and options to purchase 8,546 shares of the Company’s common stock. All of the options have an exercise price of $3.96, except for the options granted to Dr. Georgiou which have an exercise price of $5.39, the closing price of the Company’s common stock on the dates of the respective grants, and will vest on the earlier of (a) June 23, 2011 and (b) the date of, and immediately prior to, the 2011 Annual Meeting of Shareholders. The options expire on June 23, 2017. The restricted stock will vest on the earlier of (a) June 23, 2011 and (b) the date of, and immediately prior to, the 2011 Annual Meeting of Shareholders. In connection with her appointment to the Board the Company also granted to Dr. Georgiou also received, as a one-time election grant, an additional 8,546 stock options with an exercise price of $5.39 and an additional 8,546 shares of restricted stock, both vesting on the earlier of (a) June 23, 2013 and (b) the date of, and immediately prior to, the 2013 Annual Meeting of Shareholders.
Board Leadership Structure and Role in Risk Oversight
     The Board of Directors determines what leadership structure it deems appropriate from time to time based on factors such as the experience of the Company’s Board members and executive officers, the current business environment of the Company and other relevant factors. After considering these factors, the Board has determined that the appropriate leadership structure for the Company at this time is a Board of Directors with an independent Chairman of the Board (Mr. Dills) and a Chief Executive Officer (Mr. Bahl) who also serves on the Company’s Board. We believe that the role of an independent Chairman enhances the Board’s oversight of management of the Company and helps to ensure that the Board is fully engaged with the Company’s strategy and its implementation.

     Management of the Company is responsible for the Company’s day-to-day risk management and the Board serves in a risk management oversight role. The Audit Committee assists the Board of Directors in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues. At the request of the Audit Committee, management is undertaking in 2011 an enterprise-wide assessment of risks facing the Company. Management expects to develop and implement mitigation plans for material risks, as needed, following completion of the risk assessment.
Stock Ownership Guidelines
          On May 29, 2008, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for the Company’s non-employee directors to better align the interests of non-employee directors with shareholders. The guidelines require non-employee directors to own shares of Company stock with a value equal to or greater than four times the amount of the annual retainer paid to the non-employee director for Board service. Directors have three years to achieve compliance with the guidelines. Shares must be owned directly by the director or his immediate family residing in the same household or in trust for the benefit of the non-employee director or his immediate family. Restricted stock units, unvested shares of restricted stock and stock options (vested or unvested) do not count toward satisfaction of the guidelines. The Nominating and Corporate Governance Committee has authority to grant exceptions to the guidelines in rare circumstances.
Audit Committee
          The Company’s Audit Committee consists of three independent directors: Messrs. Dills, Mazzilli and Rosenberg. Mr. Mazzilli currently serves as Chairman of the Audit Committee, and the Board has determined that Mr. Mazzilli is an “audit committee financial expert,” as such term is defined in Item 407(d) of SEC Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards for the Nasdaq Global Market and by the SEC for audit committee membership. The Audit Committee met 12 times in 2010. The Audit Committee has sole authority to retain the Company’s independent registered public accounting firm and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. See “Report of the Audit Committee.”
          Audit Committee Pre-Approval Policies and Procedures. The Audit Committee approves each engagement of the Company’s principal accountants for audit and non-audit related services and associated projected fees in advance of such engagement.
Compensation Committee
          The Company’s Compensation Committee consists of four independent directors: Messrs. Cole, Dills, Lind and Rosenberg. Mr. Lind is Chairman of the Compensation Committee. The Board of

Directors has determined that each of the Compensation Committee members is independent based on the current listing standards for the Nasdaq Global Market.
          The Compensation Committee held 10 meetings in 2010. The Compensation Committee determines the compensation of the executive officers of the Company and the other members of the Company’s senior leadership team. The Compensation Committee also administers the Company’s benefit plans, including the 2008 Equity Incentive Plan, the Stock Incentive Plan, the Performance Bonus Plan, and the 2006 Management Incentive Plan and makes recommendations to the Nominating and Corporate Governance Committee regarding director compensation. The Compensation Committee determines the amounts and types of all awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each member of the Compensation Committee is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act. Messrs. Cole, Lind and Rosenberg are also “outside” directors, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Due to his service as Interim CEO and President of the Company from December 1, 2008 to January 21, 2009, Mr. Dills does not meet the definition of an “outside” director under Section 162(m) of the Code. Therefore, Mr. Dills abstains from voting on Compensation Committee matters that may be deemed to be performance-based and are intended to meet the requirements of Section 162(m). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and that at least two members shall satisfy the definition of “nonemployee” director described above. The Compensation Committee charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. For information regarding the Company’s 2010 executive compensation, see “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee (“NCG Committee”) consists of three independent directors: Messrs. Cole and Lind and Dr. Georgiou. The Board of Directors has determined that each of the NCG Committee members is independent based on the listing standards for the Nasdaq Global Market. Mr. Cole serves as Chairman of the NCG Committee. The NCG Committee met four times in 2010. The NCG Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board, set Board compensation, and monitor and recommend governance principles and guidelines for adoption by the Board.
          The Board has delegated to the NCG Committee the responsibility for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be re-nominated, the NCG Committee recommends to the Board whether those directors should be re-nominated.
          In preparation for the Company’s annual meeting of shareholders and at such other times as appropriate, the NCG Committee considers whether the Board would benefit from adding one or more additional Board members, and if so, the skills, expertise and experience sought. If the Board determines that a new member or members would be beneficial, the NCG Committee sets the qualifications for the position(s) and conducts searches to identify qualified candidates. Such searches may utilize the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its Chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and, from time to time, senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated using same process.
          When the NCG Committee engages an executive search firm, the search firm performs research to identify and qualify potential candidates using the desired qualifications identified by the NCG Committee, contacts such qualified candidates to ascertain their interest in serving on the Company’s Board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.
          The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the following qualifications: independence in accordance with the listing standards established for companies listed on the Nasdaq Global Market; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In evaluating candidates for the Board of Directors, the NCG Committee seeks to maintain a balance of diverse business experience, education, skills and other individual qualities and attributes in order to enhance the quality of the Board’s deliberations and decision-making processes. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company.
          The NCG Committee will also consider nominating for service on the Company’s Board candidates recommended by shareholders. Such recommendations will only be considered by the NCG Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and accompanied by all the information that is required to be disclosed in connection with the solicitation of proxies for election of director nominees pursuant to Regulation 14A under the Exchange Act, including the candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2012 Annual Meeting of Shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Victor A. Allums, Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than December 15, 2011 and no later than January 16, 2012.
          As of April 12, 2011, the Company had not received any shareholder recommendations of director candidates for election at the 2011 Annual Meeting.
          The NCG Committee’s charter is available at the Company’s website: www.prgx.com or upon written request to the Secretary of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339.

Shareholder Communications to the Board of Directors
          In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, the Company requests that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. The Company also requests that any such communication specifies whether it is directed to one or more individual directors, all the members of a Board committee, the independent members of the Board, or all members of the Board and the mailing address to which any reply should be sent. On receipt, Mr. Allums will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. Allums will distribute the communication to all directors.

REPORT OF THE AUDIT COMMITTEE
          The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Board has adopted a written Audit Committee Charter (available at the Company’s website: www.prgx.com) that sets out the organization, purpose, duties and responsibilities of the Audit Committee.
          Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.
          In fulfilling its oversight responsibilities with respect to the year ended December 31, 2010, the Audit Committee:
•	reviewed and discussed the consolidated financial statements of the Company set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 with management of the Company and BDO USA, LLP, independent registered public accounting firm for the Company;

•	discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as modified and supplemented to date;

•	obtained a formal written statement from BDO USA, LLP delineating all relationships between the auditors and the Company consistent with the applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors all significant relationships the auditors have with the Company which may affect the auditors’ independence; and

•	based on the review and discussions with management of the Company and BDO USA, LLP referred to above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

AUDIT COMMITTEE

Philip J. Mazzilli, Jr., Chairman
Patrick G. Dills
Steven P. Rosenberg
          Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

COMPENSATION DISCUSSION AND ANALYSIS
          As discussed above under “Information About the Board of Directors and Committees of the Board of Directors,” the Compensation Committee of the Board of Directors has the overall responsibility for our executive compensation plans, policies and programs. The Compensation Committee approves the compensation of each of our named executive officers and other “key personnel” of the Company. As defined in the Compensation Committee’s charter, “key personnel” includes the Chief Executive Officer, the Company’s officers who are direct reports of the CEO, and other senior management personnel of the Company who directly report to the CEO. The Compensation Committee is also responsible for recommending to the Nominating and Corporate Governance Committee the compensation and compensation plans, policies and programs for our directors. The Compensation Committee consists of four members who are “independent” directors under the Company’s corporate governance guidelines and the rules of The Nasdaq Stock Market LLC.
Executive Compensation Philosophy
          We strive to establish compensation practices that attract, retain and reward our senior management, and strengthen the mutuality of interests between our senior management and our shareholders. We believe that the most effective executive compensation program is one that is conservative, but competitive, and which aligns the compensation of our senior management with the creation of shareholder value. Under the oversight of the Compensation Committee, we have developed and implemented a pay-for-performance executive compensation program that rewards senior management for the achievement of certain financial performance objectives. We achieve the philosophies of pay-for-performance and alignment of senior management compensation with shareholder value creation primarily by providing a substantial portion of each executive’s total annual compensation through annual performance bonuses and grants of long-term equity compensation. In each of the past five years, the Compensation Committee tied the level of bonus payments under our Performance Bonus Plan to the achievement of certain financial performance objectives. As further evidence of our “pay for performance” philosophy, beginning in 2009, the achievement of individual goals and objectives became a significant factor in determining each named executive officer’s annual performance bonus. We describe our 2010 Performance Bonus Plan in greater detail below under “Cash Bonus” and describe equity grants in more detail under “Long-Term Equity Incentive Compensation.” Although it is not tied to any particular compensation formula for the compensation of its named executive officers, the Compensation Committee’s pay strategy is to generally position base salaries and total cash compensation (salary plus target bonus) near the 50th percentile of our peer group and total direct compensation (total cash compensation plus equity grant value) between the 50th and 75th percentiles of the peer group when the Company is achieving target financial performance.
          The Compensation Committee periodically reviews external market data from peer companies and relevant compensation surveys. This data is one of many variables considered by the Committee when making compensation decisions. When comparing against market information, the Compensation Committee has historically focused on comparisons against the 50th percentile for base salaries and total cash compensation (salary plus target bonus) and between the 50th and 75th percentile for total direct compensation (total cash compensation plus equity grant value). In recent years, however, the Committee has focused its deliberations with regard to equity based compensation on the number of shares being awarded (grant rate) and the impact on share availability for on-going awards in the future. Accordingly, there has been less focus on the grant value of the equity awards and the resulting positioning of total direct compensation relative to peers. In 2010, the total direct compensation for our named executive officers was near or below the 50th percentile of the market compensation data provided by the Compensation Committee’s independent compensation consultant.

Overview of Executive Compensation Program
          We designed our compensation program to provide our senior leadership team, including our named executive officers, with a combination of cash (salary and incentive-based) and long-term equity incentive compensation to align their interests with those of our shareholders. During 2010, our executive officer compensation program primarily consisted of the following elements:
•	base salary;

•	cash performance bonus plan; and

•	long-term equity incentive awards.
          Although the Compensation Committee has not established a policy or formula for the allocation of total compensation among these different elements of total executive officer compensation, cash bonus opportunities and long-term incentive award opportunities are generally a function of each officer’s base salary. In allocating total compensation among these various elements, the Compensation Committee strives to achieve an appropriate mix between the different forms of compensation in order to:
•	motivate senior management to deliver superior performance in the short-term by providing competitive base salaries and annual cash performance bonuses;

•	align the interests of senior management with the long-term interests of the shareholders through the grant of equity incentive compensation; and

•	provide an overall compensation package that is competitive and therefore promotes executive recruitment and retention.
          For purposes of this proxy statement, our named executive officers for the year ended December 31, 2010 were as follows:

Name	Title
Romil Bahl	President and Chief Executive Officer
Robert B. Lee	Chief Financial Officer and Treasurer
Victor A. Allums	Senior Vice President, General Counsel, and Secretary
James R. Shand	Senior Vice President — Client Services — Americas
Michael Noel	Senior Vice President and Chief Information Officer
Larry M. Robinson*	Senior Vice President — Audit Services — Americas

*	Mr. Robinson left the Company effective June 16, 2010.
Process for Establishing Executive Compensation
          Role and Use of Compensation Consultants. The Compensation Committee from time to time engages compensation consultants to assist the Compensation Committee in making compensation decisions. Since 2008, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”), an independent compensation consultant, to provide advice on executive compensation. The Company engaged Pearl Meyer in 2008 primarily to maintain the Company’s pre-existing relationship with an individual compensation consultant who joined Pearl Meyer in 2008, had advised the Company in prior years and who is very well acquainted with the Company and its competitive landscape. Since its original engagement, Pearl Meyer has performed executive compensation studies from time to time for the Compensation Committee and has presented to the Compensation Committee various analyses of the Company’s executive compensation program and made recommendations to the Compensation

Committee to better align our executive compensation program with the compensation programs of other similarly situated companies.
          Benchmarking. To assist the Compensation Committee in its review of the Company’s executive compensation, from time to time, Pearl Meyer provides compensation data for a “peer group” of publicly-traded companies. During the period from 2007 through 2009, the Company’s peer group consisted primarily of a consistent group of professional/business services providers, including providers of auditing, consulting, professional staffing and healthcare industry services; however, over that period we increased the number of peer group companies in the healthcare services industry as a result of the Company’s increasing focus on services to the healthcare industry.
          In 2009, in an effort to ensure alignment with the Company’s updated strategic plan, the Compensation Committee requested that Pearl Meyer review the composition of the Company’s peer group and make recommendations regarding any necessary changes or updates to the peer group. In December 2009, Pearl Meyer presented the Compensation Committee with its findings and recommendations for a revised peer group for the Company after evaluating industry classification, company size and business model of other public companies. After careful deliberation and review of the Pearl Meyer report, the Compensation Committee approved the following professional/business services and healthcare technology and services companies, with 2008 annual revenues of between approximately $120 million and $811 million, as the Company’s peer group for compensation benchmarking purposes:

Advisory Board Co.	HMS Holdings Corp.
CRA International Inc.	Hackett Group, Inc.
Computer Programs and Systems	Huron Consulting Group, Inc.
Corporate Executive Board Co.	LECG Corporation
Diamond Management & Technical	MedAssets Inc.
Eclipsys Corp.	Navigant Consulting, Inc.
Forrester Research Inc.
          Compensation of the CEO. The Compensation Committee reviews the performance and compensation of our Chief Executive Officer each year. In evaluating the compensation of the Chief Executive Officer, the Compensation Committee considers factors such as market data regarding the compensation of CEOs at comparable companies and the skills, relevant experience and recent performance of the Company’s Chief Executive Officer.
          In connection with the appointment of Mr. Bahl as our Chief Executive Officer and President in January 2009, the Compensation Committee took into account the recommendations of Pearl Meyer and Mr. Bahl’s compensation arrangement with his former employer in establishing his PRGX compensation package. The Compensation Committee reviewed peer group CEO compensation data and targeted Mr. Bahl’s base salary, annual target performance bonus and long-term equity compensation at the 75th percentile of the peer group. Mr. Bahl’s overall compensation package was established through arm’s length negotiations in a process led by the Compensation Committee and was reflected in an employment agreement with Mr. Bahl. Mr. Bahl’s 2010 employment arrangement provided for an annual base salary of $625,000 (subject to increase at the discretion of the Compensation Committee) and that Mr. Bahl be eligible for an annual target performance bonus equal to 100% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Performance Bonus Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Mr. Bahl’s target performance bonus and maximum performance bonus are each subject to adjustment, from time to time, as determined by the Compensation Committee. In February 2011, Mr. Bahl’s maximum bonus percentage was increased to 200% of his annual base salary in order to align his maximum bonus percentage with the maximum bonus percentage of our other named executive officers at twice his target bonus percentage.
          In addition to his salary and annual performance bonus and in order to induce Mr. Bahl to join the Company as its CEO and President, his employment agreement provided for the payment of a one-time bonus in the aggregate amount of $1 million payable on the last payroll date in July 2010, subject to Mr. Bahl’s continued employment at such time. Mr. Bahl also received on January 21, 2009, the day that he joined the Company, a one-time, equity inducement grant award of 296,296 non-qualified stock options and 344,445 shares of restricted stock, subject to time-vesting requirements. The non-qualified stock options have a seven-year term, and an exercise price of $3.57, which was the closing price of the Company’s common stock on the date of the grant. 111,111 of the non-qualified stock options and 233,334 shares of the restricted stock (collectively, the “Initial Equity”) vest in equal increments over a period of four years from the date of the grant. The remaining 185,185 options and 111,111 shares of restricted stock (collectively, the “One-Time Equity Awards”) vest in equal increments on the second and fourth anniversaries of the date of the grant. We intended the $1 million cash bonus and One-Time Equity Awards to compensate Mr. Bahl for certain vested cash compensation awards at his former employer that he forfeited when he resigned from his former employer and accepted the position as our Chief Executive Officer and President.
          Compensation of Other Named Executive Officers. In setting the initial compensation for our other named executive officers, the Compensation Committee reviews peer group compensation data and takes into account the recommendations of Pearl Meyer and the CEO as well as the executive officer’s compensation arrangement with his former employer. We establish the overall compensation package of these executive officers through arm’s length negotiations and reflect the terms in an employment agreement. The Chief Executive Officer annually reviews the performance of the other members of our senior management team, including our named executive officers, and makes recommendations to the Compensation Committee regarding their compensation. After taking into consideration the recommendations of the Chief Executive Officer, the Compensation Committee determines the amount of compensation for the other members of our senior management team, including our other named executive officers, for the upcoming year. With respect to these other key personnel, the Compensation Committee and the Chief Executive Officer consider multiple factors in establishing the terms of their compensation packages, including market data regarding the compensation of comparable executives at comparable companies and the skills, relevant experience, recent performance and strategic fit of each member of senior management at the Company.
          In September 2009, the Company hired Michael A. Noel as its Senior Vice president and Chief Information Officer (“SVP CIO”). In connection with the hiring of Mr. Noel, the Compensation Committee reviewed Mr. Noel’s compensation arrangement with his former employer, as well as compensation data for positions comparable to the Company’s SVP CIO role at peer companies. The terms of Mr. Noel’s employment arrangement are reflected in an employment agreement, the material terms of which are described below under “Employment and Severance Agreements.”
          The compensation packages for Messrs. Allums, Lee and Shand are reflected in their most recent employment agreements entered into in November 2008, May 2009 and March 2009, respectively. Messrs. Allums and Lee joined the Company in 2006, while Mr. Shand joined the Company in 2009. See “Employment and Severance Agreements” below for a description of the Company’s employment agreements with its named executive officers.

2010 Compensation Decisions
          In February 2010, the Compensation Committee approved the material terms of the 2010 Performance Bonus Plan, as described below under “Cash Bonus — 2010 Performance Bonus Plan.” In addition to using EBITDA as a bonus payout criteria as had been the case with our Performance Bonus Plans for each year since 2006, the 2010 Performance Bonus Plan also incorporated certain revenue thresholds for determining the amount of the total bonus pool available for payout to all Performance Bonus Plan participants. We added revenue thresholds into the 2010 Performance Bonus Plan to provide incentives to the plan’s participants, including the Company’s named executive officers, to achieve a key Company objective of revenue growth, while at the same time maintaining a certain level of adjusted EBITDA.
          In March 2010, the Compensation Committee, after consulting with Pearl Meyer and reviewing relevant market compensation information, increased the salaries of certain of the Company’s key personnel, including the Company’s named executive officers, as described in more detail below under “Base Salary.”
          The Compensation Committee made equity grants to a number of the Company’s employees, including our named executive officers, in June 2010. Consistent with its recommendation regarding equity grants to our named executive officers and other employees in 2009, and given the continued weakness in the Company’s stock price ($3.96 on the grant date), Pearl Meyer again recommended that the Compensation Committee adopt an overall equity grant rate of approximately 5% of the Company’s common equity then outstanding. After careful deliberation, the Compensation Committee determined that the grant rate of approximately 5% of common shares outstanding was appropriate for 2010 grants. In making the equity grants, the Compensation Committee focused on the number of shares of restricted stock and options being granted and their expected future value, assuming the Company’s execution of its strategic plan, rather than on the grant date values of the equity granted. As in 2009, the Compensation Committee determined that each equity award should be made up of an equal number of shares of service-based vesting restricted stock and service-based vesting nonqualified stock options. After the Compensation Committee determined that the CEO’s grant would be 125,167 shares of restricted stock and 125,167 stock options, the CEO made recommendations to the Compensation Committee for allocation of the remainder of the 5% equity pool to other named executive officers and employee grantees. After considering the CEO’s recommendation and other relevant information, the Compensation Committee determined the amount of the equity grants to each of our named executive officers and the other employee grantees. We designed the restricted stock and stock option awards to named executive officers to deliver a certain target value to the executive if and when the Company’s share price appreciates to a projected price based on the Company’s execution of its strategic plan.
Elements of the Company’s Executive Compensation Program
          Base Salary. The annual base salary component of the Company’s executive compensation program provides each named executive officer with a fixed minimum amount of annual cash compensation. Salaries for our named executive officers are generally determined through their employment agreements, subject to annual review and adjustment by the Compensation Committee. The Compensation Committee generally targets base salaries for our named executive officers at the 50th percentile of our compensation peer group. The Compensation Committee increased the base salaries of certain of the Company’s named executive officers in 2010 following reviews of market compensation data and each executive’s performance and potential. An assessment of the performance and potential of each named executive officer other than the CEO was provided by the CEO to the Compensation Committee for its consideration in this process.

          The following table sets forth the base salaries for each of our named executive officers in effect as of December 31, 2010:

Named Executive Officer	Base Salary
Romil Bahl	$625,000
Robert Lee	$229,600
Victor Allums	$268,800
James Shand	$321,000
Michael Noel	$220,000
          Cash Bonus — 2010 Performance Bonus Plan. In 2006, we began the practice of adopting an annual Performance Bonus Plan (a short-term cash incentive bonus plan with annual financial performance goals), through which we provide for cash bonus awards to certain of our senior employees, including all of our named executive officers. We continued this practice in 2010 through the 2010 Performance Bonus Plan (the “Bonus Plan”). The Bonus Plan was a cash incentive program designed to recognize and reward employees whom we expected to make significant contributions towards achieving our 2010 business plan.
          Cash bonuses under the Bonus Plan were contingent upon our achievement of certain 2010 financial performance objectives. Each of our named executive officers participated in the Bonus Plan. No bonuses were to be earned under the Bonus Plan unless (i) our consolidated 2010 adjusted EBITDA was at least $22.5 million, and (ii) our 2010 Company revenue was at least $170 million. Adjusted EBITDA for purposes of the Bonus Plan is earnings from continuing operations before interest, taxes, depreciation and amortization, as adjusted for unusual and other significant items that management views as distorting our operating results from period to period.
          The overall bonus pool under the Bonus Plan was established based on the level of the Company’s 2010 revenue, provided in all cases that adjusted EBITDA of $22.5 million was also earned by the Company. No amounts were to be contributed to the bonus pool unless the Company achieved 2010 revenue of at least $170 million. At 2010 Company revenue of $170 million, the total bonus pool would be equal to 25% of the sum of all “target” bonuses under the Bonus Plan. 2010 Company revenue of $191 million would yield a bonus pool equal to the sum of all target bonuses under the Bonus Plan. If the Company’s 2010 revenue fell between $170 million and $191 million, the total bonus pool would be a prorated amount from 25% of the aggregate of all target bonuses under the Bonus Plan to 100% of the aggregate of all target bonuses under the Bonus Plan. 2010 Company revenue of $203 million would result in a bonus pool equal to the sum of all “maximum” bonuses under the Bonus Plan. If the Company’s 2010 revenue fell between $191 million and $203 million, then the total bonus pool would be a prorated amount from 100% of the aggregate of all target bonuses to the sum of all maximum bonuses under the Bonus Plan. The target and maximum bonus amounts for each named executive officer under the Bonus Plan were established in accordance with the officer’s employment agreement.
          In 2010, the Compensation Committee also continued to include individual performance objectives (in addition to the revenue and adjusted EBITDA components) into the formula for determining bonus amounts payable under the Bonus Plan to named executive officers and certain other members of the Company’s senior management team. Although the overall bonus pool was determined as described above, only 70% of the performance bonuses were to be awarded based on the revenue and adjusted EBITDA performance of the Company (or in the case of Mr. Shand, Senior Vice President Client Services — Americas, based on a combination of the revenue and adjusted EBITDA performance of the Company and Company’s recovery audit — Americas operations), while 30% of the performance bonuses were to be determined for each named executive officer based on his or her achievement of individual performance objectives approved by the Compensation Committee.

          The Compensation Committee established the annual “target” and “maximum” revenue goals and the adjusted EBITDA threshold under the Bonus Plan in February 2010 after the completion of the Company’s annual financial planning and budgeting process. The Compensation Committee believed that including both a revenue and an adjusted EBITDA component to the bonus calculation in 2010 was important to ensure that the Company’s executive officers maintained their focus on achieving sustainable growth of our business, while at the same time maintaining a certain level of profitability. The Compensation Committee also believes that individual performance objectives should be included as a component of the bonus determination to ensure that senior management remains focused on additional key objectives important to our future success.
          Upon our achievement of the minimum 2010 adjusted EBITDA of $22.5 million, our named executive officers would have been entitled to receive the following bonus amounts (reflected as a percentage of base salary) under the Bonus Plan, assuming Company revenue of $191 million for target bonuses, Company revenue of $203 million for maximum bonuses (and for Mr. Shand, the achievement of applicable financial performance objectives for recovery audit — Americas), and subject to adjustment for performance against individual performance objectives:

	Target Bonus	Maximum Bonus
Name	(% of Base Salary)	(% of Base Salary)
Romil Bahl*	100%	150%
Robert Lee	50%	100%
Larry Robinson	50%	100%
Victor Allums	50%	100%
James Shand	50%	100%
Michael Noel	50%	100%

*	Effective February 17, 2011, the Compensation Committee revised Mr. Bahl’s compensation arrangement, by increasing the maximum annual bonus payable to him from 150% of his base salary to 200% of his base salary in order to align his maximum bonus opportunity with the maximum bonus opportunity of the other named executive officers at two times his target bonus opportunity.
          Including our named executive officers, approximately 100 current U.S. and international employees participated in the Bonus Plan. As mentioned above, we paid no cash bonuses under the Bonus Plan based on the Company’s level of adjusted EBITDA performance in 2010.
          As discussed above, the minimum Company adjusted EBITDA for payment of bonuses under the Bonus Plan was $22.5 million and the target revenue goal was $191 million, with a minimum revenue threshold of $170 million for the payment of any bonuses under the Bonus Plan. For purposes of the Bonus Plan, the Compensation Committee determined 2010 revenue and adjusted EBITDA to be $184.1 million and $21.5 million, respectively. Since the Company did not achieve the minimum $22.5 million adjusted EBITDA goal, no annual performance bonuses under the Bonus Plan were paid to any plan participants, including the named executive officers.
          Long-Term Equity Incentive Compensation
          Issuance of Stock Options and Restricted Stock. In 2008, the Compensation Committee approved a long-term equity incentive program that provided the Compensation Committee with the ability to grant equity awards to further motivate our named executive officers and other employees to continue to achieve improved operating results for the Company. In connection with the 2008 annual meeting of shareholders, the Board of Directors recommended, and our shareholders approved, the PRGX

Global, Inc. 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). In June 2010, our shareholders also approved an amendment to the 2008 Equity Incentive Plan that (i) increased the amount of available shares under the plan by 3,400,000 shares; (ii) provided that only shares actually issued pursuant to awards would count against the available pool of shares; (iii) provided that shares issued pursuant to awards granted after the effective date of the amendment, other than options or stock appreciation rights, would count as 1.41 shares against the available pool of shares; and (iv) deleted a provision that granted the Board of Directors discretion in determining when a “Change in Control” occurs. The 2008 Equity Incentive Plan expires on March 25, 2018, and permits the grant of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, and other incentive awards. As of December 31, 2010, there were 2,127,037 shares available for grant under the 2008 Equity Incentive Plan.
          In 2010, we again provided long-term incentive compensation to key personnel, including our named executive officers. This long-term incentive compensation included service-based restricted stock and service-based vesting stock options. The Compensation Committee believes that its 2010 approach to long-term incentive compensation, i.e., making equity grants of service-based vesting restricted stock and service-based vesting stock options, provides appropriate long-term incentives from both executive retention and pay-for-performance perspectives. Because an officer will benefit from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of shareholders and ensure that management achieves gains only to the extent that the Company’s share value has appreciated. Service-based restricted stock vesting over three years serves the dual objectives of aligning management’s interests with shareholders by creating an ownership interest and attracting and retaining highly skilled executives. The Compensation Committee believes that the three-year time vesting of the stock option awards further supports the retention objective.
          When determining the amount of equity to grant in 2010, the Compensation Committee considered the Company’s relatively low stock price at the time of the grant in June 2010. The Compensation Committee determined that if it used the “grant value” methodology used prior to 2009, it would result in a large increase in the number of shares granted. Instead, consistent with its approach to equity grants in 2009, the Compensation Committee decided to use an overall grant rate equal to approximately 5% of the Company’s common shares outstanding at the time of the grant and granted to each executive restricted stock and stock options as described above in “2010 Compensation Decisions”. On June 23, 2010, the Compensation Committee made grants of equity incentive awards to certain of our employees, including the following grants of restricted stock and non-qualified stock options to our named executive officers:

Name	Restricted Stock	Non-Qualified Options
Romil Bahl	125,167	125,167
Robert Lee	25,247	25,247
Victor Allums	29,640	29,640
James Shand	36,675	36,675
Michael Noel	26,167	26,167
          The restricted shares and the non-qualified stock options granted to executive officers and other employees on June 23, 2010 vest in three equal installments on each of June 23, 2011, 2012 and 2013. In accordance with the terms of the officers’ respective employment agreements, unvested shares of restricted stock with service-based vesting will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested shares of restricted stock. All shares of restricted stock become 100% vested upon a change of control of the Company. In accordance with the terms of the officers’ respective employment agreements, all unvested options will automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, the officer immediately forfeits all unvested options. The options become 100% vested upon a change of control. Our standard practice is to grant options with an exercise price equal to the closing price of our common stock on the date of grant. The non-qualified stock options granted to executive officers and other employees on June 23, 2010 have a seven-year term and an exercise price of $3.96, which was the closing price of our common stock on such date.
          Issuance of Performance Units under the Management Incentive Plan. In 2006, as contemplated by the financial restructuring which we were implementing at that time, the Board of Directors and the Compensation Committee established the Management Incentive Plan (“MIP”), whose material terms were delineated in the Restructuring Support Agreement that we entered into with certain of our bondholders as part of the financial restructuring. In August 2006, our shareholders approved the adoption of the MIP. Under the MIP, the Compensation Committee could award “performance units” to “key employees,” as determined in the sole discretion of the Compensation Committee.
          Each performance unit entitles the holder to receive on the “payment date” the “fair market value” of one share of our common stock on the payment date, subject to applicable tax withholding. The “payment dates” are established by each participant’s performance unit agreement. The Compensation Committee has determined that the “fair market value” is equal to the closing price of our common stock on the applicable payment date. Payments for vested performance units on the payment date are to be made 40% in cash and 60% in shares of common stock of the Company.
          In September 2006, the Compensation Committee granted performance units to the Company’s senior management team at that time, including Messrs. Robinson and Allums. Mr. Allums is our only named executive officer who still holds performance units issued under the MIP. Mr. Allums currently holds 44,830 performance units which are scheduled to be paid on April 30, 2011.
          On April 30, 2010, we settled a portion of the performance units for Messrs. Allums and Robinson in accordance with their respective individual MIP payout schedules. We calculated the total values of the performance units based upon the closing price of our common stock on The NASDAQ Global Market on April 30, 2010 of $6.76. Such settlements resulted in the issuance of 26,898 shares of the Company’s common stock and $121,226 in cash, less applicable tax withholding, to Messrs. Allums and Robinson.
          In addition to the April 30, 2010 settlements, and in connection with the departure of Mr. Robinson from the Company in June 2010, we also settled on December 20, 2010 the remaining MIP performance units held by Mr. Robinson. This final payout of Mr. Robinson’s remaining MIP performance units resulted in the issuance to him of 26,898 shares of common stock and a cash payment of $106,521, less applicable tax withholding (based on a stock price on the payment/settlement date of $5.94 per share).

Employment and Severance Arrangements
          We have entered into executive employment agreements with Messrs. Bahl, Lee, Shand, Allums and Noel, and in 2010, entered into a separation agreement with Mr. Robinson. We describe each of these agreements in more detail below.
          On January 8, 2009, we entered into an executive employment agreement with Mr. Bahl, the Company’s Chief Executive Officer and President. The term of Mr. Bahl’s executive employment agreement is four years, which will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least 90 days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Bahl’s executive employment agreement provides for an annual base salary of $600,000 (subject to increase at the discretion of the Compensation Committee) and that Mr. Bahl will be eligible for an annual target performance bonus equal to 100% of his annual base salary and a maximum performance bonus equal to 150% of his annual base salary under the Company’s Performance Bonus Plan, based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Bahl’s annual base salary as of December 31, 2010 was $625,000 and effective as of February 17, 2011, Mr. Bahl’s maximum bonus percentage was increased to 200% of his annual base salary in order to align his maximum bonus percentage with the maximum bonus percentage of our other named executive officers at twice his target bonus percentage. Under the terms of his employment agreement, we also paid Mr. Bahl an additional one-time cash bonus in the aggregate amount of $1 million on the last regular payroll date in July 2010, and, on the date he joined the Company, we granted Mr. Bahl a one-time equity inducement grant of an aggregate of 296,296 non-qualified stock options and 344,445 shares of restricted stock. In addition, Mr. Bahl’s executive employment agreement contains standard non-competition and non-solicitation provisions. Mr. Bahl is also eligible to receive additional stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. Mr. Bahl’s executive employment agreement further provides for standard expense reimbursement, vacation time, and other standard executive benefits. Finally, the employment agreement provided Mr. Bahl with relocation benefits in an amount up to $75,000 in connection with his relocation from Irving, Texas to Atlanta, Georgia. In July 2009, the Compensation Committee revised this relocation amount due to the difficulty in selling Mr. Bahl’s home in the midst of a depressed real estate market. To assist in defraying the costs incurred by Mr. Bahl in connection with his relocation, the Compensation Committee increased Mr. Bahl’s relocation benefits to an after-tax benefit of $100,000, and, effective June 1, 2009, granted him a relocation allowance of $962 per bi-weekly pay period until the later of June 30, 2011, or the date upon which his home is sold.
          On May 26, 2009, the Company entered into an employment agreement with Mr. Lee, formerly the Company’s Controller. Mr. Lee’s executive employment agreement provides for him to serve as Chief Financial Officer and Treasurer of the Company for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Lee’s employment agreement provides for an annual base salary of $205,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Lee’s annual base salary as of December 31, 2010 was $229,600. Mr. Lee also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee may determine. In addition, Mr. Lee’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to

Mr. Lee in the event of the termination of his employment.
          On March 12, 2009, the Company entered into an employment agreement with Mr. Shand. Mr. Shand’s executive employment agreement originally provided for him to serve as Chief Innovation and Strategy Officer of the Company (though his title and role has since changed to Senior Vice President — Client Services — Americas) for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Shand’s employment agreement provides for an annual base salary of $300,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Shand’s annual base salary as of December 31, 2010 was $321,000. Additionally, Mr. Shand received a signing bonus in the aggregate amount of $90,000 which was subject to his continued employment through July 31, 2009. Mr. Shand also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. On the effective date of his employment agreement, we granted Mr. Shand an initial equity award of 20,000 shares of restricted stock, 50% of which vested on the first anniversary of the date of the grant, and the remaining 50% of which vests on the third anniversary of the date of grant, subject to Mr. Shand’s continued employment through such date. In addition, Mr. Shand’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Shand in the event of the termination of his employment.
          On November 28, 2008, the Company entered into an employment agreement with Mr. Allums. Mr. Allums’s executive employment agreement provides for him to serve as Senior Vice President, General Counsel and Secretary of the Company for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Allums’s employment agreement provides for an annual base salary of $240,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus (target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. As disclosed above, Mr. Allums’s annual base salary as of December 31, 2010 was $268,800. Mr. Allums also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. In addition, Mr. Allums’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Allums in the event of the termination of his employment.
          On September 30, 2009, the Company entered into an employment agreement with Mr. Noel. Mr. Noel’s executive employment agreement provides for him to serve as Senior Vice President and Chief Information Officer of the Company for an initial term of one year that will automatically be extended for additional one-year periods, unless either party notifies the other in writing at least thirty days prior to the end of the original term or any additional term of its intention not to extend the agreement. Mr. Noel’s employment agreement provides for an annual base salary of $220,000 (subject to increase at the discretion of the Compensation Committee) and eligibility for an annual incentive bonus

(target bonus equal to 50% of his annual base salary up to a maximum bonus equal to 100% of his annual base salary), based on the achievement of certain performance objectives to be set by the Company’s Compensation Committee. Additionally, Mr. Noel received a signing bonus in the aggregate amount of $60,000 which was subject to his continued employment through December 31, 2009. Mr. Noel also is eligible to receive stock options, restricted stock, stock appreciation rights and/or other equity awards under the Company’s applicable equity plans on such basis as the Compensation Committee or the Board of Directors of the Company or their designees, as the case may be, may determine. On the effective date of his employment agreement, Mr. Noel received an initial equity award of 10,000 shares of restricted stock and 10,000 options to purchase common stock, one-third of which vested on the first anniversary of the date of the grant, with the remainder vesting in equal portions on each of the second and third anniversaries of the date of grant, subject to his continued employment through such date(s). In addition, Mr. Noel’s executive employment agreement contains standard non-competition and non-solicitation provisions. See “Potential Payments Upon Termination or Change of Control” below for more information regarding severance payments payable to Mr. Noel in the event of the termination of his employment.
          On August 3, 2010, the Company entered into a separation agreement with Mr. Robinson in connection with the termination of Mr. Robinson’s employment with the Company effective June 16, 2010. Pursuant to the separation agreement, the employment agreement between the Company and Mr. Robinson was terminated. The separation agreement provides for the Company to make severance payments to Mr. Robinson based on his most recent annual salary for the period of sixty-eight (68) weeks from June 16, 2010. Mr. Robinson was also entitled to receive the bonus, if any, that he would have received for calendar year 2010 under the Bonus Plan, pro-rated based on the number of days he was employed in 2010 (through June 16, 2010). However, as disclosed above, no bonuses are being paid under the Bonus Plan. The Company permitted Mr. Robinson to continue medical and dental insurance coverage for himself, his spouse, and his eligible dependents for sixty-eight (68) weeks from June 16, 2010 on the same basis and at the same cost as if he remained employed. Mr. Robinson was also entitled to vesting in full of his outstanding unvested options, restricted stock and other equity based awards that would have vested based solely on his continued employment. Additionally, all of Mr. Robinson’s outstanding stock options will remain outstanding until the earlier of (a) June 16, 2011 or (b) the original expiration date of the options. In addition, the Company made a lump sum payment of $25,000 to Mr. Robinson. The sixty-eight (68) weeks’ salary, pro-rated bonus, insurance continuation and equity vesting provided for in the separation agreement were all in accordance with the terms of Mr. Robinson’s employment agreement with the Company. As a condition to the receipt of his severance benefits, Mr. Robinson entered into a customary release agreement with the Company. In addition to the severance and other benefits to which Mr. Robinson is entitled under the terms of his separation agreement, in accordance with the terms of the MIP, Mr. Robinson received the payout of his remaining MIP performance units in December 2010.
401(k) Plan
          We currently sponsor a 401(k) plan for all of our eligible employees. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 60 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $16,500 in 2010) imposed by the Code. Participants who attain age 50 also may elect to make certain catch-up contributions, subject to a separate annual limit on such contributions (e.g. $5,500 in 2010) imposed by the Code. New participants automatically defer 3% of their compensation unless they make a contrary election. We may also in our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. As of the date of this proxy statement, we have not made a final decision regarding a matching contribution to the

401(k) plan for participant (including named executive officer) contributions to the plan in 2010. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability or death. Participants may also make in-service withdrawals from certain contributions under the plan for certain specified instances of hardship.
Perquisites
          We provide our named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with our overall compensation program. We believe the perquisites and other personal benefits provided to our named executive officers are modest compared to other public companies of similar size. The most significant perquisites provided to our named executive officers are allowances for, or reimbursements of, expenses incurred in connection with relocation. These expenses are generally incurred in connection with the initial hiring of our named executive officers and are frequently a condition to such named executive officers’ acceptance of the Company’s offer of employment. Executive officers who accept an assignment outside of their home country may receive certain additional perquisites, including housing assistance, relocation expenses, tax preparation expenses and tax equalization payments. None of our current executive officers are assigned to work outside of their home country.
Income Deduction Limitations
          Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of our named executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. The Compensation Committee may consider Section 162(m)’s conditions for deductibility when structuring compensation arrangements for its officers, including the named executive officers. However, we believe that the Compensation Committee needs flexibility to pursue its incentive and retention objectives, even if this means that a portion of executive compensation may not be deductible by the Company. Accordingly, the Compensation Committee has previously approved elements of compensation for certain officers that are not fully deductible, and will likely do so in the future under appropriate circumstances.

COMPENSATION COMMITTEE REPORT
          The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this proxy statement.

COMPENSATION COMMITTEE N. Colin Lind, Chairman David A. Cole Patrick G. Dills Steven P. Rosenberg

          Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION
          The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the Chief Financial Officer, the other three most highly paid executive officers of the Company in 2010, and certain other executive officers who departed during the last fiscal year, but whose total compensation paid during the fiscal year would have placed them among the three most highly compensated officers (collectively, the “named executive officers”).
Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
		($)	($)	($)(1)	($)(2)	($)(3)	($)	($)
Romil Bahl,	2010	619,041	1,000,000	495,661	319,626	—	74,101	2,508,429
President and Chief Executive Officer(4)	2009	567,692	—	1,473,756	943,332	600,000	106,132	3,690,912

Robert B. Lee,	2010	223,736	—	99,978	64,471	—	—	388,185
Chief Financial Officer and Treasurer(5)	2009	198,826	—	45,867	33,787	69,556	3,000	351,036

Larry M. Robinson,	2010	190,681	—	—	—	—	621,049	811,730
Senior Vice President Audit Services — Americas (6)	2009 2008	419,269 419,269	— —	93,810 425,668	69,103 108,106	160,119 243,595	117,449 55,785	859,750 1,252,423

Victor A. Allums,	2010	261,935	—	117,374	75,689	—	—	454,998
Senior Vice President, General Counsel, and Secretary(7)	2009	240,000	20,000	53,689	39,555	106,494	3,000	462,738

James R. Shand,	2010	315,995	—	145,233	93,653	—	—	554,881
Senior Vice President Client Services — Americas(8)	2009	228,461	90,000	124,524	49,446	103,044	—	595,475

Michael Noel	2010	220,000	—	103,621	66,820	—	20,110	410,551
Senior Vice President and Chief Information Officer(9)

(1)	The amount represents the aggregate grant date fair value of stock awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2010 Stock Awards compensation reported for all named executive officers relates to awards of restricted stock granted pursuant to the 2008 Equity Incentive Plan. See “Compensation Discussion and Analysis-Long-Term Equity Incentive Compensation” for a description of such plans. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2010. Mr. Bahl’s Stock Awards compensation for 2009 includes an award of restricted stock granted pursuant to the 2008 Equity Incentive Plan and a one-time inducement grant of 344,445 shares of restricted stock, which was granted to Mr. Bahl outside of the Company’s Equity Incentive Plan. “See Compensation Discussion and Analysis—Compensation of the Chief Executive Officer” for a description of the inducement grant.

(2)	The amount represents the aggregate grant date fair value of option awards granted in the fiscal year valued in accordance with FASB ASC Topic 718. This amount does not represent our accounting expense for these awards during the year and does not correspond to the actual cash value recognized by the named executive officer when received. The 2010 Option Awards compensation reported for all named executive officers relates to awards of stock options granted pursuant to the 2008 Equity Incentive Plan. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2010. Mr. Bahl’s Option Awards compensation for 2009 includes stock options granted pursuant to the 2008 Equity Incentive Plan and a one-time inducement grant award of 296,296 non-qualified stock options, which was granted to Mr. Bahl outside of the Company’s Equity Incentive Plan. “See Compensation Discussion and Analysis- Compensation of the Chief Executive Officer” for a description of the inducement grant.

(3)	Non-Equity Incentive Plan Compensation reported for all named executive officers consists of compensation earned pursuant to the Company’s Performance Bonus Plans in 2008 and 2009, which amounts were paid in March 2009 and 2010, respectively. No amounts were earned by named executive officers pursuant to the Company’s 2010 Performance Bonus Plan. See “Compensation Discussion and Analysis — Cash Bonus” for a description of the Performance Bonus Plan.

(4)	Mr. Bahl’s reported All Other Compensation for 2009 includes $58,176 in relocation reimbursements, a $15,174 relocation tax gross up, $13,461 in relocation allowance, $10,300 in personal legal services paid for by the Company, a mobile communications reimbursement and an allowance for airline club dues. Mr. Bahl’s reported All Other Compensation for 2010 includes $41,366 in relocation reimbursements, a $19,872 relocation tax gross up, $7,692 in relocation allowance, a mobile communications reimbursement and an allowance for airline club dues and credit card annual fees.

(5)	Mr. Lee’s reported All Other Compensation for 2009 represents a matching contribution to the Company’s 401(k) Plan.

(6)	Mr. Robinson left the Company effective June 16, 2010. The reported compensation amounts for 2010 for Mr. Robinson reflect his employment with the Company through June 16, 2010. Mr. Robinson’s reported All Other Compensation for 2008 includes a relocation payment, an auto allowance and life and health insurance related supplements of $29,597. Mr. Robinson’s reported All Other Compensation for 2009 includes reimbursements for health benefits, an auto allowance, a mobile communications reimbursement and a housing allowance of $60,105. Mr. Robinson’s reported All Other Compensation for 2010 includes a housing allowance, an auto allowance, a medical allowance, a mobile communications reimbursement, an allowance for credit card annual fees and $573,275 related to severance and related benefits. Mr. Robinson’s salary and bonus was paid in the Canadian Dollar during a portion of 2008. For purposes of this proxy statement, such amounts have been converted to the U.S. Dollar using the average of all daily exchange rates for the Canadian Dollar to the U.S. Dollar for 2008 (approximately US$0.986 per Canadian Dollar).

(7)	Mr. Allums’s reported Bonus amount for 2009 represents a discretionary $20,000 bonus paid in March 2009. Mr. Allums’s reported All Other Compensation for 2009 represents a matching contribution to the Company’s 401(k) Plan.

(8)	Mr. Shand’s reported Bonus amount for 2009 represents a $90,000 signing bonus paid in July 2009 pursuant to his employment agreement.

(9)	Mr. Noel’s reported All Other Compensation for 2010 includes payment of relocation reimbursements, a $6,727 relocation tax gross up, a mobile communications reimbursement and an allowance for credit card annual fees.
Compensation Risk Assessment
     As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may increase the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The Compensation Committee believes that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and that the various components of the Company’s overall compensation program, taken as a whole, do not encourage excessive risk taking. This conclusion is based on, among other factors, the level of base salaries paid by the Company, the balance of short-term and long-term incentive compensation and mix of time and performance-based vesting and payment criteria, and the establishment of goals and thresholds in compensation plans and awards that are believed to be aggressive, but achievable. The Compensation Committee believes that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Employment Agreements
          The Company has entered into employment agreements with all of its current named executive officers, the terms of which are described under “Compensation Discussion and Analysis- Employment and Severance Agreements.”
Potential Payments Upon Termination or Change of Control
          Under the terms of the employment agreements and other arrangements with its named executive officers, the Company has agreed to make severance payments to the named executive officers upon the termination of their employment. The following table shows the estimated payments and benefits for each named executive officer under the various employment termination scenarios set forth in their respective employment agreements assuming a triggering event took place on December 31, 2010. Additionally, the arrangements with Mr. Robinson in connection with his separation from the Company are described following the table immediately below. In accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Notwithstanding the amounts described below, other than accrued obligations, an executive’s right to receive any payments or benefits upon termination of his employment is contingent upon the executive’s executing a separation and release agreement in a form acceptable to the Company.

		Termination	Termination
		without Cause	without Cause
		or Resignation	or Resignation		Death,
		with Good	with Good		Disability or
		Reason- No	Reason-		Resignation
		Change of	Change of	Termination	without Good
Name	Benefit	Control(1)(2)	Control(3)(4)	with Cause(5)	Reason(6)(7)
		($)	($)	($)	($)
Romil Bahl	Severance Payment	937,500	1,250,000	—	—
	Bonus(8)	—	—	—	—
	Health Care Coverage	14,527	19,369	—	—
	Vested Options and Restricted Stock(9)	2,709,890	2,709,890	—	1,035,242
	Outplacement Services	20,000	20,000	—	—

Robert Lee	Severance Payment	229,600	344,400	—	—
	Bonus(8)	—	—	—	—
	Health Care Coverage	9,730	14,595	—	—
	Vested Options and Restricted Stock(9)	331,051	331,051	—	—
	Outplacement Services	20,000	20,000	—	—

Victor Allums	Severance Payment	268,800	403,200	—	—
	Bonus(8)	—	—	—	—
	Health Care Coverage	10,526	15,789	—	—

		Termination	Termination
		without Cause	without Cause
		or Resignation	or Resignation		Death,
		with Good	with Good		Disability or
		Reason- No	Reason-		Resignation
		Change of	Change of	Termination	without Good
Name	Benefit	Control(1)(2)	Control(3)(4)	with Cause(5)	Reason(6)(7)
		($)	($)	($)	($)
	Vested Options and Restricted Stock(9)	413,930	413,930	—	—
	Outplacement Services	20,000	20,000	—	—

James Shand	Severance Payment	321,000	481,500	—	—
	Bonus(8)	—	—	—	—
	Health Care Coverage	10,526	15,789	—	—
	Vested Options and Restricted Stock(9)	538,523	538,523	—	—
	Outplacement Services	20,000	20,000	—	—

Michael Noel	Severance Payment	220,000	330,000	—	—
	Bonus(8)	—	—	—	—
	Health Care Coverage	10,526	15,789	—	—
	Vested Options and Restricted Stock(9)	269,855	269,855	—	—
	Outplacement Services	20,000	20,000	—	—

(1)	For each named executive officer other than Mr. Bahl: other than within two years after a change of control, if a named executive officer: (x) terminates his employment for good reason, (y) is terminated by the Company without cause (as defined in the Employment Agreements), or (z) terminates his employment upon the Company’s failure to renew the Employment Agreement, then the named executive officer is entitled to the following: (i) payment of the named executive officer’s annual base salary for the period equal to the greater of one year or the sum of four weeks for each full year of continuous service the named executive officer has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which the named executive officer’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the Severance Period; (iv) payment of any accrued obligations; (v) vesting in full of the named executive officer’s outstanding unvested options, restricted stock and other equity-based awards that would have vested solely based on the continued employment of the named executive officer, as well as the continuation of outstanding stock options until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(2)	For Mr. Bahl, other than within two years after a change of control, if he: (x) terminates his employment for good reason, (y) is terminated by the Company without cause (as defined his Employment Agreement), or (z) terminates his employment upon the Company’s failure to renew the Employment Agreement, then the named executive officer is entitled to the following: (i) payment of his annual base salary for the period equal to the greater of eighteen months or the sum of four weeks for each full year of continuous service he has with the Company (the “Severance Period”); (ii) payment of any actual earned full-year bonus (pro-rated) for the year in which Mr. Bahl’s employment termination occurs; (iii) continuation of health care plan coverage, other than that under a flexible spending account, for the Severance Period; (iv) payment of any accrued obligations; (v) vesting (A) of his outstanding unvested Initial Options, Initial Restricted Stock, One-Time Options and One-Time Restricted Stock that would have vested based upon his continued employment through the next anniversary date of the commencement of his employment with the Company immediately following the termination of his employment and (B) in full of his other outstanding unvested options, restricted stock, and other equity-based awards that would have vested based solely on his continued employment, as well as the continuation of outstanding stock options, until the earlier of one year after the date of termination of the named executive officer’s employment or the original expiration date of the options; and (vi) payment of up to $20,000 of outplacement services.

(3)	For all named executive officers other than Mr. Bahl, if a termination described in footnote (1) above occurs within two years of a change of control, then the named executive officer would receive the same payments and benefits described in footnote (1) except that (i) the payment of the named executive officer’s annual base salary shall be for the period equal to the greater of 18 months or the sum of four weeks for each full year of continuous service the named executive officer has with the Company (the “Change in Control Severance Period”), (ii) the named executive officer’s health care plan coverage shall continue for the Change in Control Severance Period, and (iii) in addition to the equity vesting and term benefits described in footnote (1) above, any performance-based restricted stock would have become fully vested upon the Change in Control.

(4)	For Mr. Bahl, if a termination described in footnote (2) above occurs within two years of a change of control, then he would receive the same payments and benefits described in footnote (2) except that (i) the payment of Mr. Bahl’s annual base salary shall be for the period equal to the greater of two years or the sum of four weeks for each full year of continuous service he has with the Company (the “Change in Control Severance Period”), (ii) Mr. Bahl’s health care plan coverage shall continue for the Change in Control Severance Period, and (iii) in addition to the equity vesting and term benefits described in footnote (2) above, any performance-based restricted stock would have become fully vested upon the Change in Control.

(5)	For all named executive officers, if the Company terminates a named executive officer employment for cause, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, which shall not include any bonus otherwise payable to the named executive officer.

(6)	For all named executive officers other than Mr. Bahl, if the named executive officer’s employment is terminated for reason of death or incapacity, the named executive officer shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days the executive is employed for the year; and (ii) payment of any accrued obligations. If a named executive officer resigns without good reason, the employment agreement of such named executive officer shall terminate and the Company will have no further obligations to the named executive officer other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. No bonus amounts are reflected in this column as no bonuses were earned in 2010.

(7)	If Mr. Bahl’s employment is terminated for reason of death or incapacity, he shall be entitled to receive (i) payment of an amount equal to the actual full-year bonus earned for the year that includes his death or incapacity, prorated based on the number of days he is employed for the year; (ii) payment of any accrued obligations; and (iii) vesting of his outstanding unvested restricted stock from his Initial Equity and One-Time Equity Awards that would have vested based solely on his continued employment through the next anniversary date of the commencement of the his employment with the Company immediately following Mr. Bahl’s death, and all outstanding stock options from his Initial Equity and One-Time Equity Awards shall remain outstanding until the earlier of (x) one year after his death or (y) the original expiration date of the options. If Mr. Bahl resigns without good reason, his employment agreement shall terminate and the Company will have no further obligations to Mr. Bahl other than to pay any accrued obligations, including any bonus earned for a completed fiscal year which has not been paid. No bonus amounts are reflected in this column as no bonuses were earned in 2010.

(8)	No amounts were earned by the named executive officers pursuant to the Company’s 2010 Performance Bonus Plan. All bonus amounts are reflected as $0 in the table.

(9)	The intrinsic value of stock awards is calculated based on the closing price of our common stock on December 31, 2010 of $6.33. These amounts do not include the value of vested equity awards as of December 31, 2010.
          Mr. Robinson left the Company effective June 16, 2010. Pursuant to the terms of his separation agreement, Mr. Robinson was entitled to a severance payment of $548,275 and continuation of medical coverage for himself, his spouse, and eligible dependents, valued at $8,785. As was the case for our other named executive officers, Mr. Robinson did not earn a bonus in 2010 under the 2010 Performance Bonus Plan. Mr. Robinson was also entitled to vesting in full of his outstanding unvested options, restricted stock and other equity based awards that would have vested based solely on his continued employment which represents a value of $181,911 based on the closing price of our common stock on June 16, 2010 of $4.28. Additionally, all of Mr. Robinson’s outstanding stock options will remain outstanding until the earlier of (a) June 16, 2011 or (b) the original expiration date of the options. Finally, in connection with his separation from the Company, a lump sum payment of $25,000 was made to Mr. Robinson. In addition to the severance and other benefits to which Mr. Robinson is entitled under the terms of his separation agreement, in accordance with the terms of the MIP, Mr. Robinson received the payout of his remaining MIP performance units in December 2010.
Plan-Based Awards
          The following tables set forth certain information regarding awards made under the Company’s various incentive plans. For additional information regarding these incentive plans and awards, please see “Compensation Discussion and Analysis” above.
GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2010

											Grant
								All other	All other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value
								Number	Number of	Or Base	Of Stock
								of Shares	Securities	Price of	And
	Grant	Estimated Possible Payouts Under			Estimated Future Payouts Under			of Stock	Underlying	Option	Option
Name	Date	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards			or Units(2)	Options(3)	Awards	Awards(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum	(#)	(#)	($/Sh)	($)
		($)	($)	($)	(#)	(#)	(#)
Romil Bahl	—	154,760	619,041	928,562	—	—	—	—	—	—	—
	6/23/10							125,167	125,167	3.96	815,287
Robert Lee	—	27,967	111,868	223,736	—	—	—	—	—	—	—
	6/23/10							25,247	25,247	3.96	164,449
Larry Robinson	—	23,835	95,341	190,681	—	—	—	—	—	—	—
	6/23/10	—	—	—				—	—	—	—
Victor Allums	—	32,742	130,968	261,935	—	—	—	—	—	—	—
	6/23/10							29,640	29,640	3.96	193,063
James Shand	—	39,499	157,997	315,995	—	—	—	—	—	—	—
	6/23/10							36,675	36,675	3.96	238,886
Michael Noel	—	27,500	110,000	220,000	—	—	—	—	—	—	—
	6/23/10							26,167	26,167	3.96	170,441

(1)	The Threshold, Target and Maximum Payouts reported for all named executive officers were based upon the Company’s attainment of certain annual revenue thresholds, a minimum adjusted EBITDA requirement, and achievement of certain individual performance objectives assigned to each named executive officer, all as provided in the Company’s 2010 Performance Bonus Plan. The Company did not meet the specified minimum adjusted EBITDA level under the 2010 Performance Bonus Plan. As a result, no bonus amounts were paid or will be paid to any participant of the named executive officers under the 2010 Performance Bonus Plan. See “Compensation Discussion and Analysis — Cash Bonus — 2010 Performance Bonus Plan” for a description of the 2010 Performance Bonus Plan.

(2)	Grant of restricted stock pursuant to the 2008 Equity Incentive Plan, which vests in three equal installments on each of June 23, 2011, 2012 and 2013.

(3)	Grant of options pursuant to the 2008 Equity Incentive Plan which vests in three equal installments on each of June 23, 2011, 2012, and 2013.

(4)	The amount represents the grant date fair value of awards in accordance with FASB ASC Topic 718. Additional information about assumptions used in these calculations is available in Note 1(l) to the Company’s Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

Option Awards	Stock Awards
Equity
Equity	Incentive
Incentive	Plan
Plan	Awards:
Awards:	Market or
Number of	Payout
Market	Unearned	Value of
Number of	Number of	Number	Value of	Shares,	Unearned
Securities	Securities	of Shares	Shares or	Units	Shares, Units
Underlying	Underlying	or Units	Units of	or Other	or Other
Unexercised	Unexercised	Option	Option	of Stock	Stock that	Rights that	Rights that
Options:	Options:	Exercise	Expiration	that Have	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Not Vested	Vested	Vested	Vested
(#)(1)	(#)(1)	($)	(#)(2)	($)(3)	(#)(2)	($)(3)
Romil Bahl	27,777	83,334	(4)	3.57	01/21/2016	468,983	(10)	2,968,662	—	—
—	185,185	(5)	3.57	01/21/2016	—	—	—	—
28,852	57,704	(6)	2.82	05/26/2016	—	—	—	—
—	125,167	(7)	3.96	06/23/2017

Robert Lee	10,000	—	13.54	09/19/2014	36,833	(11)	233,153	5,556	(11)	35,169
2,468	1,236	(8)	9.51	09/17/2015	—	—	—	—
5,421	10,844	(6)	2.82	05/26/2016	—	—	—	—
—	25,247	(7)	3.96	06/23/2017

Larry Robinson	17,081	—	9.51	06/16/2011	—	—	—	—
33,266	—	2.82	06/16/2011	—	—	—	—

Victor Allums	6,518	3,260	(8)	9.51	09/17/2015	47,255	(12)	299,124	14,667	(12)	92,842
6,347	12,695	(6)	2.82	05/26/2016	—	—	—	—
—	29,640	(7)	3.96	06/23/2017

James Shand	7,934	15,869	(6)	2.82	05/26/2016	62,544	(13)	395,904	—	—
—	36,675	(7)	3.96	06/23/2017

Michael Noel	3,333	6,667	(9)	6.53	10/19/2016	32,834	(14)	207,839	—	—
—	26,167	(7)	3.96	06/23/2017

(1)	In accordance with the terms of the officers’ respective employment agreements, all unvested options (other than certain of Mr. Bahl’s options as set forth below) automatically vest in the event an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment or (ii) the original expiration date of the options. If an officer’s employment with the Company terminates for any other reason, all unvested options are immediately forfeited. The options become 100% vested upon a change of control.

(2)	Unvested shares of restricted stock with performance-based vesting will be forfeited in the event the officer ceases to be employed by the Company. In accordance with the terms of the officers’ respective employment agreements, however, unvested shares of restricted stock with service-based vesting (other than certain of Mr. Bahl’s shares of restricted stock as set forth below) will automatically vest if an officer’s employment is terminated without cause, the officer terminates employment for “good reason,” or the Company chooses to not extend the term of an officer’s employment agreement. All shares of restricted stock will become 100% vested upon a change of control.

(3)	Based on $6.33 per share; the closing market price of the Company’s common stock on December 31, 2010.

(4)	These options vest in equal increments on each of January 21, 2011, 2012, and 2013. These options automatically vest in the event Mr. Bahl’s employment is terminated without cause, Mr. Bahl terminates his employment for “good reason,” the Company chooses to not extend the term of his employment agreement, or upon Mr. Bahl’s death or disability, but only if the options would have vested based solely on the continued employment of Mr. Bahl through the next anniversary date of his commencement of employment with the Company immediately following the termination of his employment. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment (or death, if applicable) or (ii) the original expiration date of the options.

(5)	These options will vest in equal increments on January 21, 2011 and January 21, 2013. These options automatically vest in the event Mr. Bahl’s employment is terminated without cause, Mr. Bahl terminates his employment for “good reason,” the Company chooses to not extend the term of his employment agreement, or upon Mr. Bahl’s death or disability, but only if the options would have vested based solely on the continued employment of Mr. Bahl through the next anniversary date of his commencement of employment with the Company immediately following the termination of his employment. In such circumstances, the vested options remain outstanding until the earlier of (i) one year after the termination of employment (or death, if applicable) or (ii) the original expiration date of the options.

(6)	These options will vest in two equal installments on each of May 26, 2011 and 2012.

(7)	These options will vest in three equal installments on each of June 23, 2011, 2012, and 2013.

(8)	These options vest on September 17, 2011.

(9)	These options will vest in two equal installments on each of October 19, 2011 and 2012.

(10)	Mr. Bahl’s restricted stock holdings include: (a) 175,001 shares which vest in equal increments on each of January 21, 2011, 2012, and 2013; (b) 111,111 shares which vest in equal increments on each of January 21, 2011 and January 21, 2013; (c) 125,167 shares which will vest in three equal increments on each of June 23, 2011, 2012, and 2013; and (d) 57,704 shares which vest in equal installments on each of May 26, 2011 and 2012. The restricted stock grants described in (a) and (b) above automatically vest in the event Mr. Bahl’s employment is terminated without cause, Mr. Bahl terminates his employment for “good reason,” the Company chooses to not extend the term of his employment agreement, or upon Mr. Bahl’s death or disability, but only if the restricted stock would have vested based solely on the continued employment of Mr. Bahl through the next anniversary date of his commencement of employment with the Company immediately following the termination of his employment.

(11)	Mr. Lee’s restricted stock holdings include: (a) 10,844 shares which vest in equal installments on each of May 26, 2011 and 2012; (b) 742 shares which vest on September 17, 2011; (c) 25,247 shares which will vest in three equal increments on each of June 23, 2011, 2012, and 2013; and (d) 5,556 shares which will vest subject to the Company meeting a cumulative Adjusted EBITDA target for the three year period ending December 31, 2011.

(12)	Mr. Allums’ restricted stock holdings include: (a) 12,695 shares of which vest in equal increments on each of May 26, 2011 and 2012; (b) 4,920 shares which vest on September 17, 2011; (c) 29,640 shares which will vest in three equal increments on each of June 23, 2011, 2012, and 2013; and (d) 14,667 shares which will vest subject to the Company meeting a cumulative Adjusted EBITDA target for the three year period ending December 31, 2011.

(13)	Mr. Shand’s restricted stock holdings include: (a) 10,000 shares which vest on March 30, 2012; (b) 15,869 shares which will vest in equal increments on each of May 26, 2011 and 2012; and (c) 36,675 shares which will vest in three equal increments on each of June 23, 2011, 2012, and 2013.

(14)	Mr. Noel’s restricted stock holdings include (a) 6,667 shares which will vest in equal increments on each of October 19, 2011 and 2012, and (b) 26,167 shares which will vest in three equal increments on each of June 23, 2011, 2012, and 2013.

OPTION EXERCISES AND STOCK VESTED
FOR FISCAL YEAR 2010*

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting
	(#)	($)(1)
Romil Bahl	87,185	451,688
Robert Lee	6,161	25,917
Larry Robinson(2)	46,025	194,216
Victor Allums	11,265	52,627
James Shand	17,934	91,774
Michael Noel	3,333	19,731

*	There were no options exercised in 2010 by any of the named executive officers of the Company.

(1)	Based on the closing market price of the Company’s common stock on the date on which such shares vested.

(2)	The amounts reflected for Mr. Robinson include stock awards with a value of $149,531 for which vesting was accelerated under the terms of the separation agreement with Mr. Robinson.
CERTAIN TRANSACTIONS
          We may enter into business transactions in the ordinary course of business with our directors and officers, including members of their families or corporations, partnerships or other organizations in which these directors and officers have a controlling interest. If transactions between the Company and any of our directors or officers occur, the transaction:
•	will be on substantially the same terms, including as those prevailing at the time for comparable transactions with unrelated parties;

•	will be on terms no less favorable than could be obtained from an unrelated third party; and

•	will be approved by a majority of the directors who do not have an interest in the transaction.
          As required by Nasdaq Listing Standards Rule 5605(c)(3) and the Company’s Audit Committee Charter, all related party transactions are reviewed and approved by the Audit Committee. For purposes of this review and approval, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which the Company is a participant and the amount involved exceeds $120,000, and in which any director, director nominee, or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons will have a direct or indirect interest.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          Messrs. Lind, Cole, Dills and Rosenberg currently comprise the Compensation Committee. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2010.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
AND CERTAIN EXECUTIVE OFFICERS
          The following tables set forth certain information regarding the beneficial ownership of the Company’s common stock as of April 1, 2011, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the current Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

	Total Beneficial	Percent of Shares
Beneficial Owner	Ownership	Beneficially Owned(1)
Blum Capital Partners, L.P.(2)	3,440,974	14.35%
909 Montgomery St., Ste. 400 San Francisco, CA 94133

Renaissance Technologies LLC(3)	1,249,900	5.21%
800 Third Avenue New York, NY 10022

Weintraub Capital Management, L.P.(4)	2,007,537	8.37%
44 Montgomery St., Ste. 4100 San Francisco, CA 94104

(1)	Applicable percentage ownership at April 1, 2011 is based upon 23,986,892 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 1, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Blum Capital Partners, L.P., a California limited partnership (“Blum L.P.”); Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); and Blum Strategic Partners II, L.P. (“Blum Strategic II”), a Delaware limited partnership, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. Voting and investment power concerning the above shares are held solely by Blum L.P. and Blum GP II. The Reporting Persons may be deemed to have beneficial ownership of an aggregate of 3,440,974 shares of Common Stock. As the sole general partner of Blum L.P., RCBA Inc. may be deemed to be the beneficial owner of the securities of which Blum L.P. has voting and investment power. Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13D/A, as filed on August 17, 2010, and the most recently filed Form 4 dated January 4, 2011. RBCA Inc., Blum L.P., and Blum GP II disclaim beneficial ownership over the shares except to the extent of their pecuniary interest therein.

(3)	Information is based on publicly reported holdings as of the date of the most recently filed Schedule 13G/A, as filed on February 11, 2011. Renaissance Technologies LLC (“RTC”) and James H. Simon (“Simon”) are referred to as the Reporting Persons. The reporting persons may be deemed to beneficially own 1,249,900 shares. Simon is deemed to beneficially own the shares owned by RTC because of Simon’s position as a control person of RTC.

(4)	Information is based on publicly reported holdings as of the date of the most recently filed Form 13F-HR, as filed on February 15, 2011. Weintraub Capital Management, L.P. (“Capital”) is a registered investment adviser. Weintraub Capital Management GP, LLC (“GP”) is the general partner of Weintraub Capital Management, L.P. and Jerald M. Weintraub (“Weintraub”) is the manager of Weintraub Capital Management GP, LLC. Capital and GP report that they be deemed to beneficially own 1,985,530 shares. Weintraub reports that he may be deemed to beneficially own 2,007,537 shares. Prism Partners IV Leveraged Offshore Fund (“Prism”) reports may be deemed to beneficially own 871,892 shares. The address of Prism is c/o Citi Hedge Fund Services, Ltd., Hemisphere House, 9 Church Street, Hamilton, HM11, Bermuda. The filers filed the Schedule 13G jointly, but not as members of a group and each of them expressly disclaims membership in a group. Each filer disclaimed beneficial ownership of the Stock except to the extent of that filer’s pecuniary interest therein. In addition, the filing of the Schedule 13G on behalf of Prism should not be construed as an admission that it is, and it disclaims that it is, the beneficial owner, as defined in rule 13d-3 under the Act, of any of the securities covered by this Schedule 13G.

Directors, Named Executive Officers and Directors and Officers as a Group:

		Certain
		Shares
		Subject to
	Beneficial	Options		Percent of
	Holdings	and Other	Total	Shares
	(Excluding	Stock	Beneficial	Beneficially
Beneficial Owner	Options)	Awards(1)	Ownership	Owned(2)
Victor A. Allums	144,609	46,111	190,720	*
Romil Bahl	543,654	196,579	740,233	3.06%
Patrick M. Byrne	12,819	4,273	17,092	*
David A. Cole	22,657	105,510	128,167	*
Patrick G. Dills	58,557	66,510	125,067	*
Archelle Georgiou Feldshon	17,092	8,546	25,638	*
N. Colin Lind(3)	3,463,131	75,510	3,538,641	14.71%
Robert B. Lee	47,291	23,310	70,601	*
Philip J. Mazzilli, Jr.	32,157	75,510	107,667	*
Michael Noel	45,086	3,333	48,419	*
Steven P. Rosenberg	22,157	75,510	97,667	*
James R. Shand	74,905	15,868	90,773	*
All current directors and executive officers as a group (13 persons)	4,502,448	696,570	5,199,018	21.06%

*	Represents holdings of less than one percent.

(1)	Represents shares that may be acquired currently or within 60 days after April 1, 2011 through the exercise of stock options and those that will be received upon the settlement of additional Performance Units under the 2006 Management Incentive Plan which is expected to occur on April 30, 2011.

(2)	Applicable percentage ownership at April 1, 2011 is based upon 23,986,892 shares of common stock outstanding, adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of April 1, 2011 are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(3)	Includes 3,440,974 shares of Common Stock beneficially owned by Blum Capital Partners, L.P. Mr. Lind is a Managing Partner of Blum L.P. Mr. Lind has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by Blum L.P., except to the extent of any pecuniary interest therein.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
          Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, and written representations from certain reporting persons, the Company believes that with respect to 2010, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.
EXECUTIVE OFFICERS
          Each of the executive officers of the Company was appointed by the Board of Directors to serve at the pleasure of the Board of Directors or until their successors are elected or until their earlier resignation, removal or death. The following table lists the current executive officers of the Company and their ages and offices with the Company.

		Period Employed in
Name	Age	Current Position
Romil Bahl, President and Chief Executive Officer	42	Since January 2009

Robert B. Lee, Chief Financial Officer and Treasurer	56	Since June 2009

Victor A. Allums, Senior Vice President, General Counsel and Secretary	51	Since May 2006

Catherine H. Lafiandra, Senior Vice President—Human Resources	48	Since February 2010

Michael Noel, Senior Vice President and Chief Information Officer	38	Since October 2009

James R. Shand, Senior Vice President—Client Services-Americas	44	Since March 2009*

*	Mr. Shand was originally hired as Chief Innovation and Strategy Officer; however, his role was later changed to Senior Vice President—Client Services—Americas in September 2009 following further development of the Company’s business strategy.
          For biographical information regarding Mr. Bahl, please see “Information About The Class I Directors Whose Terms Will Expire At The 2012 Annual Meeting Of Shareholders” above.
          Robert B. Lee, Chief Financial Officer and Treasurer, joined the Company as Controller in January 2006. From October 2002 to December 2005, Mr. Lee was a principal in Bartlett Lee Auxiliary Management, a financial services outsourcing firm. From January 1993 to October 2002, he served as CFO and Controller of Buckhead America Corporation, a publicly owned hospitality company. Buckhead America was a spin-off company of Days Inns of America where Mr. Lee had served as Controller from September 1990 to December 1992. Prior to joining Days Inns, Mr. Lee was a Senior Manager with KPMG Peat Marwick where he began his career. Mr. Lee is a Certified Public Accountant, actively licensed since 1982.

          Victor A. Allums, Senior Vice President, General Counsel and Secretary, joined the Company in February 2006 and was Senior Vice President and Assistant Secretary prior to his appointment to his current position in May 2006. For nine years prior to joining the Company, Mr. Allums was Senior Vice President and General Counsel of GE Business Productivity Solutions, a subsidiary of General Electric Capital Corporation. Prior to his tenure with GE, he served as Assistant General Counsel of ALLTEL Information Services Healthcare Division. Mr. Allums began his career with the Atlanta law firm of Troutman Sanders.
          Catherine H. Lafiandra, Senior Vice President—Human Resources, joined the Company in February 2010. Prior to joining the Company, she served in various roles for Imerys SA, an international mining company, from 1999 to 2007. From 2005 to 2007, Ms. Lafiandra served as Vice President and General Manager of Imerys Performance Miners North America and Europe, and prior to that, from 2003 to 2005, she served as Vice-President, Human Resources for all of Imerys SA. Prior to 2003, Ms. Lafiandra was Vice President Human Resources and General Counsel for Imerys Pigments and Additives Group. Prior to Imerys, Ms. Lafiandra served in various legal roles for GTE Wireless Inc. and was a lawyer in private practice with the law firms of Jones Day and Morris, Manning and Martin.
          Michael Noel joined the Company as Senior Vice President and Chief Information Officer in October, 2009. Prior to joining PRGX, he was a partner in the IT Strategy practice at Infosys Consulting, the management consulting subsidiary of Infosys Technologies. Prior to joining Infosys in late 2004, Michael was a senior consultant in the IT Strategy and Transformation practice at A.T. Kearney.
          James R. Shand, Senior Vice President—Client Services—Americas, is responsible for the development of new accounts payable recovery audit clients and for ensuring a high level of service to existing clients in the U.S, Canada and Latin and South America. Mr. Shand joined the Company in March 2009 as Chief Information and Strategy Officer. Prior to joining the Company, Mr. Shand led the Global Information Technology Strategy Practice at Infosys Consulting, Inc., the business consulting subsidiary of Infosys Technologies Limited, since August 2004. Prior to Infosys, Mr. Shand was a Principal Consultant at A.T. Kearney, a global management consulting company. Before A.T. Kearney, Mr. Shand was a founder and Managing Director of Churchill Software Ltd in London, UK, which provided IT services to the UK Government.

PRINCIPAL ACCOUNTANTS’ FEES AND SERVICES
          The Company incurred the following fees for services performed by its independent registered public accounting firm for 2010 and 2009. All of the services described below were approved by the Audit Committee.

	2010	2009
Audit Fees (1)	$1,142,568	$906,033
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10-Q

Audit-Related Fees (2)	$18,848	$43,963
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above

Tax Fees	$36,311	$27,388
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning

All Other Fees	—	—
Aggregate fees billed for products and services provided other than the services reported above

(1)	Audit Fees consist of fees for professional services rendered in connection with the audits of (i) annual financial statements of the Company and its subsidiaries, and (ii) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” For all periods presented, “Audit-Related Fees” relate to an employee benefit plan audit and fees paid to affiliates of BDO USA, LLP for other compliance work in foreign jurisdictions.
SHAREHOLDER PROPOSALS
          Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting of Shareholders must submit their proposals so that they are received at the Company’s principal executive offices no later than the close of business on December 15, 2011. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.
          In accordance with the Company’s Bylaws, in order to be properly brought before the 2012 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of the Company at its principal executive offices no less than 90 days, and no more than 120 days before the first anniversary of the date the Company mailed the preceding year’s proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of the Company’s Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 15, 2011, and no later than January 16,

2012, unless the Company’s annual meeting date in 2012 is more than 30 days before or after May 24, 2012. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote. If the Company’s 2012 Annual Meeting date is advanced or delayed by more than 30 days from May 24, 2012, then proposals must be received no later than the close of business on the later of the 90th day before the 2012 Annual Meeting or the 10th day following the date on which the meeting date is first publicly announced.
          To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in the Company’s Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about the requirements imposed by the Company’s Bylaws and SEC regulations. The Company will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.
          NOTICES OF INTENTION TO PRESENT PROPOSALS AT THE 2012 ANNUAL MEETING SHOULD BE ADDRESSED TO SECRETARY, PRGX GLOBAL, INC., 600 GALLERIA PARKWAY, SUITE 100, ATLANTA, GEORGIA 30339. THE COMPANY RESERVES THE RIGHT TO REJECT, RULE OUT OF ORDER, OR TAKE OTHER APPROPRIATE ACTION WITH RESPECT TO ANY PROPOSAL THAT DOES NOT COMPLY WITH THESE AND OTHER APPLICABLE REQUIREMENTS.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS
          Only one copy of this proxy statement and the documents accompanying it is being delivered to multiple beneficial shareholders who share an address, unless the Company or its authorized agents have received contrary instructions from any such shareholder. These documents are available on the Company’s web site, www.prgx.com. In addition, the Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and all other enclosed documents to any shareholder to which a single copy was delivered at a shared address. Any instructions to receive a separate copy of such mailings in the future, or request to receive a copy of this proxy statement or enclosed documents, may be made in writing or by telephone to the Company’s Secretary, Victor A. Allums, at PRGX Global, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, (770) 779-3900. If you are a beneficial holder and have previously provided a broker with permission to receive only one copy of these materials at a shared address, you must provide any revocation of such permission to that broker.
          IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors:

Patrick G. Dills
Chairman

Dated: April 12, 2011

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PRGX GLOBAL, INC.
COMMON STOCK
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 24, 2011
     The undersigned shareholder hereby appoints Romil Bahl, Robert B. Lee and Victor A. Allums, or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRGX Global, Inc. (the “Company”) to be held on May 24, 2011, and any adjournments thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.
THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES, “FOR” PROPOSALS 2 AND 3 AND “1 YEAR” ON PROPOSAL 4. ALL PROPOSALS ARE DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side.)

■	14475 ■

ANNUAL MEETING OF SHAREHOLDERS OF
PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD
May 24, 2011
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting and Proxy Statement and 2010 Annual Report on Form 10-K
are available at www.prgx.com/proxy.
¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

■ 20430300400000000000 8	052411

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	David A. Cole	Class III director
		O	Phillip J. Mazzilli, Jr.	Class III director
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Archelle Georgiou Feldshon	Class III director
		O	Patrick M. Byrne	Class II director

☐	FOR ALL EXCEPT (See instructions below)	The Board of Directors recommends a vote FOR ALL NOMINEES.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN

2.	Ratification of Appointment of BDO USA, LLP as PRGX’s independent registered public accounting firm for fiscal year 2011.	☐	☐	☐

The Board of Directors recommends a vote FOR:		FOR	AGAINST	ABSTAIN

3.	Approval, on an advisory basis, of the compensation paid to the Company’s named executive officers.	☐	☐	☐

The Board of Directors recommends a vote of every “1 year”:

	1 year	2 years	3 years	ABSTAIN
4.	Frequency of future advisory votes on the compensation of the Company’s named executive officers. ☐	☐	☐	☐

5.	In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.
THE PROXIES SHALL VOTE AS SPECIFIED ABOVE OR IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES, “FOR” PROPOSALS 2 AND 3 AND “1 YEAR” ON PROPOSAL 4.
PRGX GLOBAL, INC.
COMMON STOCK PROXY CARD

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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